                                                                   Exhibit 10.34
================================================================================


                               OPERATING AGREEMENT

                             Dated as of May 9, 2000

                                     between

                        SEMICONDUCTOR NORTH AMERICA, INC.

                                       and

                               SANDISK CORPORATION

================================================================================






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
                                                      TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                ----
ARTICLE I.        Definitions, Rules of Construction and Documentary Conventions..............................   1

SECTION 1.01      Certain Definitions.........................................................................   1

SECTION 1.02      Additional Definitions......................................................................   1

SECTION 1.03      Rules of Construction and Documentary Conventions...........................................   2


ARTICLE II.       General Provisions..........................................................................   2

SECTION 2.01      Formation...................................................................................   2

SECTION 2.02      Name........................................................................................   2

SECTION 2.03      Registered Office and Registered Agent and Principal Office.................................   2

SECTION 2.04      Term; Extension.............................................................................   3

SECTION 2.05      Entity Declaration..........................................................................   3

SECTION 2.06      Scope of Activity...........................................................................   3

SECTION 2.07      Powers......................................................................................   3

SECTION 2.08      Property Ownership..........................................................................   3

SECTION 2.09      Company Actions.............................................................................   3


ARTICLE III.      Business Operations.........................................................................   4

SECTION 3.01      Business Dealings with the Company..........................................................   4

SECTION 3.02      Other Activities............................................................................   4

SECTION 3.03      Seconded Employees..........................................................................   5

SECTION 3.04      Business Plans and Related Matters..........................................................   5

SECTION 3.05      Standard of Care............................................................................   6

SECTION 3.06      Use of Names................................................................................   6


ARTICLE IV.       Actions by the Members......................................................................   6

SECTION 4.01      Matters Requiring the Consent of the Members................................................   6

SECTION 4.02      Restrictions on Members.....................................................................   9


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SECTION 4.03      Meetings of Members.........................................................................   9


ARTICLE V.        Management and Operations of Company........................................................   9

SECTION 5.01      Operating Committee as Managers.............................................................   9

SECTION 5.02      Officers; Employees.........................................................................  15

SECTION 5.03      Insurance...................................................................................  16

SECTION 5.04      Records.....................................................................................  16


ARTICLE VI.       Capital Contributions; Distributions........................................................  17

SECTION 6.01      Capital Contributions.......................................................................  17

SECTION 6.02      Distributions...............................................................................  17

SECTION 6.03      No Interest.................................................................................  18

SECTION 6.04      Return of Capital Contributions.............................................................  18


ARTICLE VII.      Capital Accounts and Allocations of Profit and Loss.........................................  18

SECTION 7.01      Capital Accounts............................................................................  18

SECTION 7.02      Allocation of Net Profits and Net Losses....................................................  19

SECTION 7.03      Distribution in Kind........................................................................  20

SECTION 7.04      Depreciation Recapture......................................................................  20

SECTION 7.05      Allocation Between Transferor and Transferee Members........................................  20

SECTION 7.06      Federal Income Tax Allocations..............................................................  20

SECTION 7.07      Fiscal Year.................................................................................  21

SECTION 7.08      Elections...................................................................................  21


ARTICLE VIII.     Accounting and Taxation.....................................................................  21

SECTION 8.01      Accrual Basis; Financial Accounting Conventions...............................................21

SECTION 8.02      Maintenance of Books of Account...............................................................21

SECTION 8.03      Financial Statements..........................................................................21

SECTION 8.04      Other Reports and Inspection..................................................................23

SECTION 8.05      Taxation....................................................................................  23

SECTION 8.06      Deposit of Funds............................................................................  24


                                       ii
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ARTICLE IX.       Membership; Disposition of Membership Interests.............................................  24

SECTION 9.01      Restrictions on Transfer of Membership Interests............................................  24

SECTION 9.02      Admission of New Members....................................................................  26

SECTION 9.03      Withdrawal Prohibited.......................................................................  26

SECTION 9.04      Purchase of Additional Interest.............................................................  26


ARTICLE X.        Certain Agreements of the Members...........................................................  26

SECTION 10.01     Intentionally Blank.........................................................................  26

SECTION 10.02     Taxes and Charges; Governmental Rules.......................................................  27

SECTION 10.03     Further Assurances..........................................................................  27

SECTION 10.04     Dispute Resolution; Deadlock Respecting Business Plan.......................................  27

SECTION 10.05     Remedies upon Event of Default; Termination on Breach.......................................  28

SECTION 10.06     Intentionally Blank.........................................................................  29

SECTION 10.07     Mechanics of Sale...........................................................................  29


ARTICLE XI.       Dissolution.................................................................................  29

SECTION 11.01     Events of Dissolution.......................................................................  29

SECTION 11.02     Dissolution by Agreement....................................................................  30

SECTION 11.03     Dissolution upon Event of Default...........................................................  30

SECTION 11.04     Dissolution by Unilateral Option............................................................  30

SECTION 11.05     Dissolution upon Notice.....................................................................  31

SECTION 11.06     Winding Up..................................................................................  31

SECTION 11.07     Liquidation Proceeds........................................................................  31

SECTION 11.08     Deficit Capital Accounts....................................................................  32

SECTION 11.09     Articles of Dissolution.....................................................................  32


ARTICLE XII.      Indemnification and Insurance...............................................................  32

SECTION 12.01     Indemnification.............................................................................  32

SECTION 12.02     Insurance...................................................................................  33

SECTION 12.03     Indemnification by the Members..............................................................  33

SECTION 12.04     Assertion of Claims.........................................................................  34


                                      iii
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ARTICLE XIII.     Miscellaneous...............................................................................  34

SECTION 13.01     Governing Law...............................................................................  34

SECTION 13.02     Effectiveness...............................................................................  35

     OPERATING AGREEMENT of FLASHVISION, L.L.C., a Virginia limited liability company, dated as of May 9, 2000, between SEMICONDUCTOR NORTH AMERICA, INC., a Delaware corporation ("SENA"), and SANDISK CORPORATION, a Delaware corporation ("SanDisk").

     SanDisk and SENA intend to form FlashVision, L.L.C. (the "Company") as soon as practicable after the date hereof by filing its Articles of Organization (the "Articles") pursuant to the Virginia Limited Liability Company Act (the "Act"). SanDisk and SENA desire to enter into this Operating Agreement in accordance with the Act and the Articles in order to provide for (i) the business of the Company, (ii) the conduct of the Company's affairs and (iii) the rights, powers, preferences, limitations and responsibilities of the Company's members, employees and agents.

     Accordingly, SENA and SanDisk agree as follows:

                                   ARTICLE I.

                       Definitions, Rules of Construction
                           AND DOCUMENTARY CONVENTIONS

     SECTION 1.01 CERTAIN DEFINITIONS.

          (a) Capitalized terms used but not defined in this Agreement shall have the respective meanings assigned to them in the Definitions, Rules of Construction and Documentary Conventions, attached as Appendix A (the "Rules Document") to the Master Agreement entered into by and among Toshiba Corporation, Semiconductor North America, Inc. and SanDisk Corporation dated as of the date hereof (the "Master Agreement").

          (b) As used herein, the term "Agreement" means this Operating Agreement together with any Exhibits, Schedules, Appendices and Attachments hereto and the Rules Document.

     SECTION 1.02 ADDITIONAL DEFINITIONS. The following terms used in this Agreement shall have the respective meanings assigned in this Agreement:

     TERM                                         DEFINED IN
     ----                                         ----------
     "704(b) Regulations"                         Section 7.02(b)(i)
     "Act"                                        Preamble
     "Articles"                                   Preamble
     "Bankruptcy Event"                           Section 11.01(g)
     "Capital Account"                            Section 7.01(a)
     "Claim"                                      Section 12.04(a)
     "Company"                                    Preamble
     "Deadlock"                                   Section 10.04(c)

     TERM                                         DEFINED IN
     ----                                         ----------
     "Deadlock Dissolution Notice"                Section 10.04(d)
     "Defaulting Member"                          Section 10.05
     "Designated Individuals"                     Section 10.04(b)
     "Excess Cash"                                Section 6.02(b)
     "Indemnified Party"                          Section 12.04(a)
     "Indemnifying Party"                         Section 12.04(a)
     "Initiating Member"                          Section 10.04(d)
     "Losses"                                     Section 12.01(a)
     "Master Agreement"                           Section 1.01(a)
     "Nondefaulting Member"                       Section 10.05
     "Notified Party"                             Section 11.05
     "Notifying Party"                            Section 11.05
     "Permissible Assignee"                       Section 9.01(c)
     "Permissible Assignment Agreement"           Section 9.01(c)
     "Regulatory Allocations"                     Section 7.02(b)(iv)
     "Responding Member"                          Section 10.04(d)
     "Rules Document"                             Section 1.01(a)
     "Tax Matters Partner"                        Section 8.05(b)
     "Termination Date"                           Section 11.04

     SECTION 1.03 RULES OF CONSTRUCTION AND DOCUMENTARY CONVENTIONS. The rules of construction and documentary conventions set forth in the Rules Document shall apply to, and are hereby incorporated in, this Agreement.

                                  ARTICLE II.

                               GENERAL PROVISIONS

     SECTION 2.01 FORMATION. The Company has been organized as a Virginia limited liability company under and pursuant to the Act. The rights and obligations of the Members shall be as set forth in the Act, except as provided herein.

     SECTION 2.02 NAME. The name of the Company is "FlashVision, L.L.C.", and all Company business shall be conducted in that name or such other name as the Members may select from time to time and which is in compliance with all applicable laws.

     SECTION 2.03 REGISTERED OFFICE AND REGISTERED AGENT AND PRINCIPAL OFFICE. The registered office of the Company required by the Act to be maintained in the Commonwealth of Virginia initially shall be the office of the initial registered agent named in the Articles or such other office as the Members may designate from time to time in the manner


                                       2
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provided by law. The registered agent of the Company in the Commonwealth of
Virginia initially shall be the registered agent named in the Articles or such other Person or Persons as the Members may designate from time to time. The principal office of the Company shall be located at 9600 Godwin Drive, Manassas, Virginia 20110, or at such other place as the Members may designate from time to time, and the Company shall maintain records there as required by the Act.

     SECTION 2.04 TERM; EXTENSION. The term of the Company commences on the filing of the Articles and the issuance to the Company of a Certificate of organization by the State Corporation Commission of the Commonwealth of Virginia. The Company shall be terminated on December 31, 2016, unless extended by mutual written agreement of the Members or earlier terminated in accordance with Article XI (Dissolution). Any such extension shall be effective only upon the written agreement of the Members and shall be on such terms and for such period as set forth in such agreement. The Members agree to meet, no later than December 31, 2015, to discuss the possible extension of the term of the Company.

     SECTION 2.05 ENTITY DECLARATION. The Company shall not be a general partnership or a limited partnership, whether expressed or implied, and no Member shall be considered a partner or joint venturer of or with any other Member, for any purposes other than for Federal and state tax purposes, and this Agreement shall not be construed otherwise.

     SECTION 2.06 COPE OF ACTIVITY. The scope of activity of the Company shall be to manufacture or to cause to be manufactured Products and the sale of Products to the Members and their Affiliates, with the objective of meeting the demand of each Parent for NAND Flash Memory Products.

     SECTION 2.07 POWERS. The Company shall have all the powers now or hereafter conferred by applicable law on limited liability companies formed under the laws of the Commonwealth of Virginia and may do any and all acts and things necessary, incidental or convenient to the purpose specified in Section
2.06 (Scope of Activity). Notwithstanding anything to the contrary contained in this Agreement, except as set forth in Article III of the Master Agreement, the Company shall not take any action whatsoever or incur any liability or obligation whatsoever prior to the Closing without the express prior written consent of each Member.

     SECTION 2.08 PROPERTY OWNERSHIP. Except as may otherwise expressly be provided in this Agreement or in any Operative Document to which the Company is or becomes a party, (a) all assets, property and rights, whether real, personal or mixed, tangible or intangible, owned, held or possessed by the Company shall be owned, held or possessed in the name of the Company and not any Member, (b) all such assets, property and rights shall be deemed to be owned, held or possessed by the Company as an entity and (c) neither Member individually shall have any separate ownership in such assets, property or rights. Each Member's interest in the Company shall be personal property for all purposes.

     SECTION 2.09 COMPANY ACTIONS. The Members hereby authorize the Company to, and ratify (including for purposes of Section 4.01 (Matters Requiring Consent of the Members) all action having been taken to, execute and deliver the Operative Documents to


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which it is or is specified to be a party, including all certificates, agreements and other documents required in connection therewith.

                                  ARTICLE III.

                               BUSINESS OPERATIONS

     SECTION 3.01 BUSINESS DEALINGS WITH THE COMPANY. Subject to the provisions set forth in Sections 4.01(a) (Matters Requiring Consent of Members) and 5.01(d) (Matters Requiring Consent of the Operating Committee), the Company may enter into contracts or agreements with, and otherwise enter into transactions or dealings, with, either Member (or any of its Affiliates), and derive and retain profits therefrom. The validity of any such contract, agreement, transaction or dealing or any payment or profit related thereto or derived therefrom shall not be affected by any relationship between the Company and either Member or any of their respective Affiliates. The Members agree that where practicable and contractually allowable (and when based on competitive price, availability and other material terms) the Operating Committee will consider whether to utilize the Parents and their respective Affiliates as the preferred providers of products and services that may be required in the manufacturing operations of the Company, subject to the Parents' (or their respective Affiliates') ability to meet the Company's manufacturing requirements on competitive terms. Unless otherwise approved by the Members or otherwise expressly provided in the Operative Documents, all business dealings of the Company with either Member or its Affiliates shall be on the most beneficial standard commercial terms and conditions, including volume, price and credit terms, currently offered or made available to unaffiliated customers by SanDisk or Toshiba (or their respective Affiliates), as the case may be, with respect to the products and services to be offered and provided to the Company.

     SECTION 3.02 OTHER ACTIVITIES. During the term of this Agreement, neither Parent nor any of their respective Affiliates shall: (i) fabricate NAND Flash Memory Integrated Circuits at any location other than Yokkaichi, DSC Module I, DSC Module II or any other fabrication facility agreed upon by the parties; (ii) have any third party fabricate NAND Flash Memory Integrated Circuits; or (iii) have any right to fabricate NAND Flash Memory Integrated Circuits beyond the capacity as limited pursuant to Article VII of the Master Agreement, as such capacity limitations may be amended from time to time in accordance with Article VII of the Master Agreement. For the avoidance of doubt, nothing contained in the foregoing shall restrict the parties from engaging in any other activities, including, without limitation, (i) designing any NAND Flash Memory Product; (ii) selling any NAND Flash Memory Product to any customer; (iii) entering into any equipment purchase or material supply agreements; or (iv) entering into any patent licensing arrangement, and nothing in the foregoing shall restrict Toshiba from installing any manufacturing line in Yokkaichi (subject to the capacity limitations set forth in Article VII of the Master Agreement, as such capacity limitations may be amended from time to time in accordance with Article VII of the Master Agreement). For purposes of this Section 3.02, NAND Flash Memory Integrated Circuits shall mean ICs included in the definition of NAND Flash Memory Products pursuant to Section 2.02 of the Master Agreement.

     SECTION 3.03 SECONDED EMPLOYEES. The Members agree that all Seconded Employees are expected to devote their full working efforts to promoting the interests and


                                       4
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success of the Company during the period of their assignment and to performing their work for the Company in good faith under the direction of the Company's management. Each Parent has agreed to encourage Seconded Employees assigned to the Company by such Parent to be dedicated to the best interests and success of the Company.

     SECTION 3.04 BUSINESS PLANS AND RELATED MATTERS.

          (a) INITIAL AND SUBSEQUENT BUSINESS PLANS. The Initial Business Plan of the Company setting forth the Company's Products, pricing, operating budget, capital expenditures, expense budgets, financing plans and other business activities for the initial three (3) years of operation of the Company will be agreed upon and certified by the Members and DSC on or prior to Closing.

               (i) The Members acknowledge that the Initial Business Plan and each successive Business Plan will represent the Company's then current forecast of the proposed operations of the Company.

               (ii) An updated Business Plan complying with Section 3.04(b) (Form and Scope) in respect of each successive Fiscal Year shall be prepared under the direction of the Chief Executive Officer of the Company with the active participation of the President and the Executive Vice President of the Company and of DSC and submitted to the Operating Committee for review and approval not later than the January 15 preceding the commencement of such Fiscal Year.

               (iii) When the proposed Business Plan in respect of a Fiscal Year is approved by the Operating Committee, it shall constitute the Business Plan and the Company and its officers and employees shall implement such Business Plan, which shall be the basis of the Company's operations for such Fiscal Year. Upon approval, the approved Business Plan shall constitute the approved operational, financing and capital expenditure budget. The Operating Committee shall have the authority pursuant to Section 5.01(d) (Matters Requiring Approval of Operating Committee) to amend the Business Plan for any Fiscal Year, including the operating budget contained therein, and either Member may request that the Operating Committee review the Company's operating results and prospects, as well as market conditions, and consider a proposal for amendment or review of the then-current Business Plan at any regularly scheduled or special meeting of the Operating Committee and upon such request, the Operating Committee shall in good faith make such review and/or consider such proposal.

          (b) FORM AND SCOPE. Each Business Plan shall contain a statement of long-range strategy and short-range tactics detailing quantitative and qualitative goals for the Company and relating the attainment of those goals to the Company's manufacturing objectives and shall include such items as planned capital expenditures, planned product development, planned product output and projected product cost, sales forecasts, total headcount, total spending and revenue and profit projections, financing plans and tax planning. No Business Plan shall be deemed to be an amendment of this Agreement.

          (c) APPROVAL. The Operating Committee shall vote upon the proposed Business Plan, with such modifications as it may deem necessary, before February 15 preceding


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the commencement of each Fiscal Year. Subject to Sections 10.04(c), (d) and (e)
(Dispute Resolution; Deadlock Respecting Business Plan), pending approval by the Operating Committee of any proposed Business Plan, the current Business Plan shall continue in effect; provided, however, the Operating Committee may by unanimous vote adopt an amended interim business plan for the Company's operations until it is able to reach agreement on the proposed Business Plan for the forthcoming year.

     SECTION 3.05 STANDARD OF CARE.

          (a) A Member or a Member Representative shall be entitled to rely (unless such Person has knowledge or information concerning the matter in question that makes reliance unwarranted) on information, opinions, reports or statements, including financial statements and other financial data, if prepared or presented by:

               (i) one or more managers or employees of the Company who such Person believes in good faith to be reliable and competent in the matters presented; or

               (ii) legal counsel, public accountants or other Persons as to matters that such Person believes to be within such Person's professional or expert competence.

          (b) Any Member or Member Representative shall also be entitled to rely upon information, opinions, reports or statements, including financial statements and other financial data, prepared or presented by the Operating Committee pursuant to the responsibilities delegated to the Operating Committee pursuant to this Agreement.

          (c) A Member or Member Representative who performs his duties in accordance with this Section and applicable sections of the Act shall have no liability by reason of being or having been a manager of the Company.

     SECTION 3.06 USE OF NAMES. Except as may be expressly provided in the Operative Documents, nothing in this Agreement shall be construed as conferring on the Company or the other Member or its Parent the right to use in advertising, publicity or other promotional activities any name, trade name, trademark or other designation of either Member (or any of such Member's Affiliates), including any contraction, abbreviation or simulation of any of the foregoing.
                                   ARTICLE IV

                             ACTIONS BY THE MEMBERS

     SECTION 4.01 MATTERS REQUIRING THE CONSENT OF THE MEMBERS.

          (a) No action may be taken by or on behalf of the Company in connection with any of the following matters without the prior affirmative vote or written consent of each Member:

               (i) the amendment, restatement or revocation of the Articles;

               (ii) any amendment to or renewal of this Agreement (including changes in the structure and/or powers of the Operating Committee) or any Operative Document between the Company and a Member or an Affiliate of a Member;

               (iii) any change in the scope of activity or strategic direction of the Company's business;

               (iv) any merger, consolidation or other business combination to which the Company or any of its Subsidiaries is a party, or any other transaction to which the Company is a party resulting in a Change of Control of the Company;

               (v) the sale, lease, pledge, assignment or other disposition of assets of the Company in an amount in excess of $50,000 in one transaction or a series of related transactions, other than as set forth in the applicable approved Business Plan;

               (vi) the approval of any transaction or agreement between the Company and either Member or its Affiliates (other than transactions or agreements expressly provided for or authorized by an Operative Document, the Initial Business Plan or a subsequently approved Business Plan) or any amendment thereto (including the waiver of any material term thereof), other than any such transaction, agreement or amendment that contains generally available, arm's length commercial terms and is in an amount (in terms of payments to be made or the value of services or products to be provided or delivered) less than $50,000 for any single transaction or agreement or for substantially identical transactions within a 24 month period (or a waiver that does not materially adversely affect the rights and benefits of the Company), other than as set forth in the applicable approved Business Plan;

               (vii) incurring Indebtedness in an amount in excess of $10,000 or an increase in aggregate Indebtedness in excess of $10,000 in any calendar quarter, other than as authorized by Section 5.01(d) (Matters Requiring the Approval of Operating Committee);


               (viii) with respect to the Company or any of its Subsidiaries,
(A) the voluntary commencement of any proceeding or the voluntary filing of any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (B) the consent to the institution of, or causing it to fail to contest in a timely and appropriate manner, any involuntary proceeding or any involuntary filing of any petition of the type described in clause (A) above, (C) the application for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for it, or for a substantial part of its property or assets,
(D) the filing of an answer admitting the material allegations of a petition filed against it in any such proceeding described above, (E) the consent to any order for relief issued with respect to any such proceeding described above, (F) the making of a general assignment for the benefit of creditors, (G) admitting in writing its inability or causing it to fail generally to pay its debts as they become due or (H) taking any action for the purpose of effecting any of the foregoing;

               (ix) subject to Section 9.01(a) and the Rules Document, the admission of another Member or the granting of consent to the transfer of a Membership Interest;

               (x) the winding up, dissolution or liquidation of the Company or any of its Subsidiaries (other than the dissolution of the Company pursuant to and as contemplated by Article XI (Dissolution));

               (xi) the acquisition of any business, entry into any joint venture or partnership, or creation of any direct or indirect Subsidiary of the Company;

               (xii) the commitment of the Company to a development project;

               (xiii) the sale, license, assignment or other Transfer of any of the Company's intellectual property owned or in its possession (including any technology or know-how, whether or not patented, any trademark, trade name or service mark, any copyright or any software or other method or process);

               (xiv) any material matter relevant to the operation, staffing, business or financial expenditures of the Company; and

               (xv) the filing of an application for a decree of judicial dissolution of the Company pursuant to under Section 13.1-1047 of the Act.

          (b) Each Member shall designate one individual (who is not a Member Representative) who shall be authorized to act on behalf of such Member in connection with voting, consents or approvals necessary or appropriate under
Section 4.01(a) (Matters Requiring the Consent of the Members), provided that all such acts on behalf of a Member shall be in writing and shall refer to such action as being taken pursuant to this Agreement. Initially such designated individuals shall be the President and CEO of SanDisk for SanDisk and the Vice President, Semiconductor Company of Toshiba for SENA, and any such person may be replaced by the designating Member on written notice to the other Member in accordance with Section 2.14 of Appendix A (Notices). Each Member agrees to give any consent or approval required under this Section, or to indicate that such consent or approval will not be given, within 30 days of written request by the other Member or the Company; provided, however, a Member's failure to respond within said time period shall not be deemed to constitute such Member's approval or consent.

          (c) Notwithstanding the requirements of Section 4.01(a) (Matters Requiring the Consent of the Members) relating to agreements between the Company and either SanDisk or SENA or their respective Affiliates, any question regarding a material default or alleged material default (including any question regarding a breach of representation or alleged breach of representation) under any Operative Document between the Company and either Member or its Affiliates shall be subject to the dispute resolution process in Section 10.04(a) and (b) (Dispute Resolution; Deadlock Respecting Business Plan) of this Agreement.

     SECTION 4.02 RESTRICTIONS ON MEMBERS. As between the Members, neither Member may, without the prior written consent of the other Member:

          (a) confess a judgment against the Company;

          (b) except as contemplated by Section 8.05(b) (Tax Matters Partner) or
(c) (Tax Returns), make any agreement on behalf of or otherwise purport to bind the other Member or the Company;

          (c) do any act in contravention of this Agreement;

          (d) except as contemplated by Article XI (Dissolution), dispose of the goodwill or the business of the Company; or

          (e) assign the property of the Company in trust for creditors or on the assignee's promise to pay any Indebtedness of the Company.

     SECTION 4.03 MEETINGS OF MEMBERS. The Members shall meet annually or at such other intervals, and at such times, as they may agree. Meetings may be held at the Company's principal office or at any other location, or, if the Members so agree, by conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, provided that such communications equipment continues to be operational throughout the meeting. Except as otherwise provided in this Agreement, each Member shall be entitled to vote in proportion to such Member's Percentage. The presence of all Members shall be required for a quorum for any action to be taken by the Members, except as otherwise expressly provided in this Agreement. Whenever the Members are required or permitted to take any action by vote, such action may be taken without a meeting, without prior notice and without a vote if a consent setting forth the action so taken, and identified as a consent of the Members pursuant to this Section, is signed by both Members. All such consents and minutes of all meetings of the Members shall be kept with the Company's records referred to in Section 5.04 (Records).

                                   ARTICLE V.

                      MANAGEMENT AND OPERATIONS OF COMPANY

     SECTION 5.01 OPERATING COMMITTEE AS MANAGERS.

          (a) GENERAL. Except as otherwise provided herein (including but not limited to Section 4.01 (Matters Requiring the Consent of the Members) and
Section 5.02 (Officers; Employees)), the Operating Committee is vested with complete and exclusive power to direct and control the Company and to manage the Company as provided by the Articles of Organization and this Operating Agreement, as they may be amended from time to time. The Members hereby agree to exercise their powers with respect to the conduct of the Company's business (excluding those matters that require action by the Members pursuant to Article IV (Actions by Members)) through their respective Member Representatives on the Operating Committee. The Operating Committee will receive input from advisory committees (including the Management Committee) as may be set up from time to time by the Members.

          (b) MEMBERS OF THE OPERATING COMMITTEE; VOTING; ETC. SanDisk and SENA shall each appoint three (3) Member Representatives to the Operating Committee. The appointees of either Member must be employees of such appointing Member or its Affiliated

Parent or any wholly-owned Subsidiary of such Affiliated Parent. Each Member shall be entitled to appoint an alternate Member Representative to serve in the place of any Member Representative appointed by such Member should any such Member Representative be unable to attend a meeting.

               (i) Each Member Representative or alternate Member Representative shall serve at the pleasure of the designating Member and may be removed as such, with or without cause, and his successor designated, by the designating Member. Each Member shall have the right to designate a replacement Member Representative in the event of any vacancy among such Member's appointees.

               (ii) Each Member shall bear any cost incurred by any Member Representative or alternate Member Representative designated by it to serve on the Operating Committee, and no Member Representative shall be entitled to compensation from the Company for serving in such capacity.

               (iii) Each Member shall notify the other Member and the Company of the name, business address and business telephone and facsimile numbers of each Member Representative and each alternate Member Representative that such Member has appointed to the Operating Committee. Each Member shall promptly notify the other Member and the Company of any change in such Member's appointments or of any change in any such address or number.

               (iv) For purposes of any approval or action taken by the Operating Committee, each Member Representative shall have one vote. All of the votes eligible to be cast at any meeting shall be required to be cast affirmatively for purposes of approving any action to be taken by the Operating Committee at such meeting.

               (v) At any meeting of the Operating Committee, a Member Representative, in the absence of one or more other Member Representatives appointed by the same Member or an alternate Member Representative, may cast the vote that such absent Member Representative(s) or alternate Member Representative, as the case may be, would otherwise be entitled to cast.

               (vi) The quorum necessary for any meeting of the Operating Committee shall be those Members Representatives entitled to cast all of the votes held by the members of the Operating Committee. A quorum shall be deemed not to be present at any meeting for which notice was not properly given under
Section 5.01(c) (Meetings, Notices, etc.), unless the Member Representative or Member Representatives as to whom such notice was not properly given attend such meeting without protesting the lack of notice or duly execute and deliver a written waiver of notice or a written consent to the holding of such meeting.

               (vii) Any action taken by a Member Representative in such Member Representative's capacity as such shall, so far as the Members are concerned, be deemed to have been duly authorized by the Member that appointed such Member Representative; provided, however, that any such action shall not be deemed to be an approval, consent or agreement of such Member for any purposes of this Agreement (including under

Section 4.01(Matters Requiring the Consent of the Members)), which approval, consent or agreement must be separately obtained in writing as herein specified.

               (viii) Each appointment by a Member to the Operating Committee shall remain in effect until the Member making such appointment notifies the other Member and the Company in writing of a change in such appointment. The resignation or removal of a Member Representative shall not invalidate any act of such Member Representative taken before the giving of such written notice of the removal or resignation of such Member Representative.

          (c) MEETINGS, NOTICE, ETC. Meetings of the Operating Committee shall be held at such location or locations as may be selected by the Operating Committee from time to time.

               (i) Regular meetings of the Operating Committee shall be held on such dates and at such times as shall be determined by the Operating Committee and shall be held at least on a quarterly basis, unless otherwise agreed by the Operating Committee.

               (ii) Notice of any regular meeting or special meeting pursuant to
Section 5.01(c) (iii) shall be given to each Member Representative and alternate Member Representative of the Operating Committee by the Company or any Member at least ten (10) Business Days prior to such meeting in the case of a meeting in person or at least five (5) Business Days prior to such meeting in the case of a meeting by conference telephone or similar communications equipment pursuant to
Section 5.01(c)(v), which notice shall state the purpose or purposes for which such meeting is being called and include any supporting documentation relating to any action to be taken at such meeting.

               (iii) Special meetings of the Operating Committee may be called by any Member Representative by notice given in accordance with the notice requirements set forth in Section 5.01(c)(ii); PROVIDED THAT the Member Representatives appointed by the other Member (that is not represented by the Member Representative calling such special meeting) shall be entitled to select a convenient location for the meeting and to suggest an alternative time or times if the designated time is not convenient for them. No action may be taken and no business may be transacted at such special meeting which is not identified in such notice unless (A) such action or business is incidental to the action or business for which the special meeting is called or (B) such action or business does not materially adversely affect either Member or the Company. Minutes of each Operating Committee meeting shall be sent by facsimile to all Member Representatives within twenty (20) calendar days after such meeting. Material to be presented at an Operating Committee meeting shall be sent by facsimile or delivered in hard copy to all Member Representatives ten
(10) Business Days prior to such meeting if feasible in light of the circumstances giving rise to the need for such meeting, or in any event a minimum of five (5) Business Days prior to such meeting.

               (iv) The actions taken by the Operating Committee at any meeting, however called and noticed, shall be as valid as though taken at a meeting duly held after regular call and notice if (but not until), either before, at or after the meeting, any Member Representative as to whom it was improperly held duly executes and delivers a written waiver of notice or a written consent to the holding of such meeting; PROVIDED, HOWEVER, any Member Representative who is present at a meeting and does not protest the failure of notice shall be deemed to have received adequate notice thereof. A vote of the Operating Committee may be taken only either in a meeting of the members thereof duly called and held or without a meeting by the execution by the Member Representatives eligible to cast all the votes on the Operating Committee of a consent setting forth the action so taken, and identified as a consent of the Member Representatives pursuant to this Section 5.01(c)(iv).

               (v) Upon the consent of all Member Representatives, a meeting of the Operating Committee may be held by conference telephone or similar communications equipment by means of which all Member Representatives participating in the meeting can be heard by all other participants, provided that such communications equipment continues to be operational throughout the meeting. Any Member Representative may elect to participate in a meeting by conference telephone or similar communications equipment upon sufficient advance notice to permit arrangements therefor to be made. At any meeting, the Operating Committee shall consider (A) any of the items set forth in Section 5.01(d) (Matters Requiring Approval of Operating Committee) that may require the Operating Committee's attention, (B) any items added to the Operating Committee agenda for discussion by either Member and (C) such other matters as the Operating Committee decides to review; PROVIDED, HOWEVER, that the Member Representatives shall not be required to vote or take other action (other than carrying on discussions) on matters that were not placed on the meeting agenda at least five Business Days in advance of the time set for the meeting unless such action or business is incidental to the action or business which was otherwise properly on the agenda and considered at such meeting.

               (vi) The Operating Committee shall, from time to time, elect one of its members to preside at its meetings. The Operating Committee may establish reasonable rules and regulations to (A) require officers to call meetings and perform other administrative duties, (B) limit the number and participation of observers, if any, and require them to observe confidentiality obligations and
(C) otherwise provide for the keeping and distribution of minutes and other internal Operating Committee governance matters not inconsistent with the terms of this Agreement.

               (vii) The Operating Committee shall have the authority to establish subcommittees and to delegate to any such subcommittee any of the Operating Committee's responsibilities; PROVIDED, HOWEVER, the power of the Operating Committee to approve the matters set forth in Section 5.01(d) (Matters Requiring Approval of Operating Committee) may not be delegated to a subcommittee.

          (d) MATTERS REQUIRING APPROVAL OF OPERATING COMMITTEE. No action may be taken by or on behalf of the Company in connection with any of the following matters without the unanimous consent of the Operating Committee:

               (i) any merger, consolidation or other business combination to which the Company or any of its Subsidiaries is a party, or any other transaction to which the Company is a party resulting in a Change of Control of the Company;

               (ii) the sale, lease, pledge, assignment or other disposition of assets in an amount in excess of $10,000 in one transaction or a series of related transactions, other than as set forth in the applicable approved Business Plan;

               (iii) any change in the scope of activity or strategic direction of the Company's business;

               (iv) the approval of any transaction or agreement between the Company and either Member or its Affiliates (other than transactions or agreements expressly provided for or authorized by an Operative Document, the Initial Business Plan or a subsequently approved Business Plan) or any amendment thereto (including a waiver of a material term thereof), other than any such transaction, agreement or amendment that contains generally available, arm's length commercial terms and is in an amount (in terms of payments to be made or the value of services or products to be provided or delivered) less than $10,000 for any single transaction or agreement or for substantially identical transactions within a 24 month period (or a waiver that does not materially adversely affect the rights and benefits of the Company);

               (v) the purchase, lease, license or other acquisition of personal property or services in an amount exceeding $10,000 in any one transaction or a series of related transactions, other than as provided for in the Initial Business Plan or a subsequently approved Business Plan or any list of capital equipment approved by the Members;

               (vi) the selection of attorneys, accountants and auditors and financial advisors;

               (vii) the adoption of accounting and tax policies, procedures and principles;

               (viii) incurring Indebtedness;

               (ix) the hiring or termination of employees referenced in Section 5.02(a) (Officers; Employees) who are not Seconded Employees, if any;

               (x) the adoption of or changes to the forms of confidentiality, assignment or disclosure of intellectual property or employment agreements to be used with the Company's employees;

               (xi) the adoption of or changes to any employee benefit plan, including any incentive compensation plan;

               (xii) the amount and timing of any distributions, other than distributions pursuant to Section 6.02(c) (Mandatory Distributions for Taxes);

               (xiii) with respect to the Company or any of its Subsidiaries,
(A) the voluntary commencement of any proceeding or the voluntary filing of any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (B) the consent to the institution of, or causing it to fail to contest in a timely and appropriate manner, any involuntary proceeding or any involuntary filing of any petition of the type described in clause (A) above, (C) the application for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for it, or for a substantial part of its property or assets, (D) the filing of an answer admitting the material allegations of a petition filed against it in any such proceeding described above, (E) the consent to any order for relief issued with respect to any such proceeding described above, (F) the making of a general assignment for the benefit of creditors, (G) admitting in writing its inability or causing it to fail generally to pay its debts as they become due or (H) taking any action for the purpose of effecting any of the foregoing;

               (xiv) the commencement or settlement of litigation by or against the Company;

               (xv) the purchase or sale or lease as lessor or lessee of any real property;

               (xvi) the winding up, dissolution or liquidation of the Company or any of its Subsidiaries (other than the dissolution of the Company pursuant to and as contemplated by Article XI (Dissolution));

               (xvii) any acquisition of securities or ownership interest in any entity;

               (xviii) the acquisition of any business, entry into any joint venture or partnership, or creation of any direct or indirect Subsidiary of the Company;

               (xix) public announcements on behalf of the Company, provided that in any case any such public announcements must otherwise comply with the requirements of Section 6.03 (Public Announcements) of the Master Agreement, if applicable;

               (xx) the entry into or amendment of any collective bargaining arrangements or the waiver of any material provision or requirement thereof;

               (xxi) the approval of, or amendment to, the Business Plan, including the operating budget contained therein;

               (xxii) the incurrence of capital expenditures in excess of those provided for in the then-current Business Plan or the commitment of development projects other than as provided for in the Initial Business Plan or a subsequently approved Business Plan;

               (xxiii) the commitment of the Company to a development project;

               (xxiv) subject to Section 5.01(c)(vii), the establishment of subcommittees or delegation of authority of the Operating Committee;

               (xxv) the authorization and approval of any filing with, public comments to, or negotiation/discussion with, any Governmental Authority (excluding regular operating filings and other routine administrative matters);

               (xxvi) the sale, license, assignment or other Transfer of any of the Company's intellectual property (including any technology or know-how, whether or not patented, any trademark, trade name or service mark, any copyright or any software or other method or process);

               (xxvii) the approval of Unique Activities to be performed by the Company at the request of a Member, in connection with which the Operating Committee shall be satisfied that such Member has reached agreement with the Company as to the payment by such Member of all costs resulting from such Unique Activities and that adequate provision has been made by such Member for the funding of any additional required capital expenditures required in conjunction with such Unique Activities;

               (xxviii) the commitment of the Company to negotiate external sources of additional wafer fabrication capacity for NAND Flash Memory Products;

               (xxix) such other matters as the Operating Committee decides to review; and

               (xxx) the filing of application for a decree of judicial dissolution of the Company pursuant to under Section 13.1-1047 of the Act.

     SECTION 5.02 OFFICERS; EMPLOYEES

          (a) The executive officers of the Company shall be the President/Chief Executive Officer and the Executive Vice President, each of whom shall be appointed alternately by SENA and SanDisk to serve successive three-year terms, subject to the consent of the non-appointing Member, which consent shall not unreasonably be withheld. In addition, the Operating Committee may appoint such other officers from time to time as it deems necessary or advisable in the conduct of the business and affairs of the Company. Any individual may hold more than one office. SENA shall appoint the Company's first President/Chief Executive Officer and SanDisk shall appoint the Company's first Executive Vice President. One or more executive officers of the Company may attend any meeting of the Operating Committee at the invitation of the Member Representative designated for this purpose by either Member.

          (b) The President/Chief Executive Officer shall have the authority to retain other senior management of the Company, subject to the approval of the Operating Committee.

          (c) Employees of the Parents (or any of their Subsidiaries) may provide services to the Company as Seconded Employees. Any liabilities in respect of the employment of such Seconded Employees for periods prior to the commencement or following the termination of their assignment to the Company shall be retained by the relevant Parent (or its Subsidiary) that assigned such Seconded Employee to the Company. Financial responsibility for the salary, employment-related Taxes, benefits and temporary expenses relating to Seconded

Employees shall be allocated as provided in Section 7.07 (Personnel) of the Master Agreement. Seconded Employees other than the Company's executive officers referred to in Section 5.02(a) (Officers; Employees) may be removed for cause by the Company's management and may be removed with or without cause by the Operating Committee. The Operating Committee shall have the right to terminate the services of the executive officers of the Company with or without cause.

          (d) The Company will have agreements with and policies applicable to each of its officers, employees and consultants who are not Seconded Employees, in forms acceptable to each Member, and shall also have appropriate arrangements with its Seconded Employees, in each case with respect to (i) protection of confidential information, (ii) patent and copyright assignment, (iii) invention disclosure (including improvements and advances) and assignments thereof and
(iv) in respect of certain employees who are not Seconded Employees, by agreement of the Operating Committee, non-competition.

     SECTION 5.03 INSURANCE. The Company shall maintain insurance against such liabilities and other risks associated with the conduct by the Company of its business and in such amounts and against such risks as agreed by the Members, and in any event as is generally maintained by companies engaged in a business similar to that of the Company.

     SECTION 5.04 RECORDS. The Company shall maintain the following records at its principal office:

          (a) a current list of the full name set forth in alphabetical order and last known business address of each Member and Member Representative;

          (b) a copy of the Articles and the Certificate of Organization of the Company, issued pursuant to Section 13.1-1004 of the Act, and all articles of amendment and certificates of amendment thereto;

          (c) a copy of this Agreement, any amendments thereto and any financial statements of the Company for the three most recent Fiscal Years;

          (d) a copy of the Company's Federal, state and local income tax or information returns and reports, if any, for the three most recent years; and

          (e) a copy of all indentures, loan agreements, lease agreements, guarantees, security agreements, promissory notes, licensing or other intellectual property agreements, agreements that relate to the payment or receipt by the Company of amounts in excess of $50,000 or that are not terminable by the Company upon ninety (90) days notice, documents, if any, evidencing employee compensation arrangements, employee pension or other benefit arrangements, and similar documents and instruments executed and delivered by the Company.

                                  ARTICLE VI.

                      CAPITAL CONTRIBUTIONS; DISTRIBUTIONS

     SECTION 6.01 CAPITAL CONTRIBUTIONS.

          (a) The Members shall make Capital Contributions in an aggregate amount of $300 million through the second quarter of 2001, such Capital Contributions to be made by each of the Members in proportion to their respective Percentages. Subject to the foregoing, the specific timing and the amount of each Capital Contribution by the Members shall be determined by the Operating Committee; PROVIDED THAT the timing of such Capital Contributions shall be the same for each Member and the amount of such Capital Contributions shall be in proportion to their respective Percentages.

          (b) No Member shall be obligated to make any capital contributions to the Company in excess of $150 million or after the end of the second quarter of 2001, unless otherwise agreed upon by the Members in writing, in which case such additional contributions shall be made in equal amounts.

     SECTION 6.02 DISTRIBUTIONS.

          (a) GENERAL. Subject to Sections 6.02(b) (Excess Cash), 6.02(c) (Mandatory Distributions for Taxes), 6.02(d) (Limitations on Distributions) and
11.07 (Liquidation Proceeds), unless otherwise agreed by the Members, no distributions of Company cash (or in the case of Section 11.07 (Liquidation Proceeds), other property) to the Members shall be made for a period of five (5) years from the date of this Agreement and thereafter all distributions of Company cash (or, in the case of Section 11.07 (Liquidation Proceeds), other property) to the Members shall be made at the times and in the amounts determined by the Members. Except as provided in Section 11.07 (Liquidation Proceeds), each distribution to the Members shall be made pro rata in accordance with their respective Percentages.

          (b) EXCESS CASH. "Excess Cash" means cash and cash equivalents on hand as of each June 30 and December 31 of each Fiscal Year in excess of the cash requirements of the Company, as determined by the Operating Committee. Excess Cash shall be distributed to the Members, used to repay Indebtedness or applied in a manner as directed by the Operating Committee.

          (c) MANDATORY DISTRIBUTIONS FOR TAXES. Subject to Section 6.02(d) (Limitations on Distributions), the Company shall make distributions in respect of each Fiscal Year to the Members pro rata in accordance with the allocation of Net Profits and Net Losses as set out in Section 7.02(a) (Allocation of Net Profits and Net Losses) to the extent necessary to meet the Members' aggregate U.S. Federal, state and local income tax liabilities with respect to such Fiscal Year (including estimated payments), calculated as if the highest marginal statutory U.S. Federal and the Commonwealth of Virginia and local corporate tax rates were applicable to each Member for all periods, in respect of taxable income for such Fiscal Year; PROVIDED, HOWEVER, distributions pursuant to this Section shall not be made in respect of any Fiscal Year prior to the first Fiscal Year for which the Company has a cumulative profit for tax purposes, as set forth in the Company's filings with the United States Internal Revenue Service. Any distributions required pursuant to this Section shall be made at least 30 days prior to the due date of any such tax payment. The Company shall make a reasonable estimate of any such amounts required to be paid pursuant to this paragraph. A final adjustment shall be made between the

Company and its Members within 30 days following the filing of the Company's annual tax returns.

          (d) LIMITATIONS ON DISTRIBUTIONS. Distributions shall not be made to Members if prohibited by Section 13.1-1035 of the Act.

     SECTION 6.03 NO INTEREST. No interest shall be payable to the Members on their Capital Contributions or otherwise in respect of the capital of the Company.

     SECTION 6.04 RETURN OF CAPITAL CONTRIBUTIONS. Except as expressly provided herein, no Member shall be entitled to the return of any part of such Member's Capital Contributions.

                                  ARTICLE VII.

         CAPITAL ACCOUNTS AND ALLOCATIONS OF NET PROFITS AND NET LOSSES

     SECTION 7.01 CAPITAL ACCOUNTS.

          (a) The Company shall establish and maintain for each Member on the books of the Company a capital account ("Capital Account") in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(b). A Member's initial Capital Account shall be increased (without duplication) by (i) the amount of any cash contributions made by or on behalf of such Member to the Company, (ii) the agreed value of any property contributed by or on behalf of such Member to the Company (net of any liabilities secured by such property that the Company is considered to assume or take subject to under Code Section 752), and (iii) the amount of all Net Profits (or items thereof) allocated to such Member pursuant to Sections 7.02 (Allocation of Net Profits and Net Losses) and 7.04 (Depreciation Recapture); and a Member's Capital Account shall be decreased by
(x) the amount of any Net Losses (or items thereof) allocated to such Member pursuant to Section 7.02 (Allocation of Net Profits and Net Losses) and (y) all amounts distributed by the Company to such Member with respect to its Membership Interest (including the fair market value of any property distributed in kind, net of all liabilities secured by such property that such Member is considered to assume or take subject to under Code Section 752). The Capital Account of each Member shall also be adjusted appropriately to reflect any other adjustments required pursuant to Treasury Regulation Sections 1.704-1 and 1.704-2.

          (b) Upon the occurrence of any event specified in Treasury Regulation
Section 1.704-1(b)(2)(iv)(f), the Capital Accounts of the Members may (subject to both Members' consent, which consent shall not be unreasonably delayed or withheld) be adjusted to reflect the fair market value of the Company's property at such time and in such manner as provided in such Regulation.

          (c) In the event that any interest in the Company in accordance with the provisions hereof is transferred, the transferee of such interest shall succeed to the portion of the transferor's Capital Account attributable to such interest.

     SECTION 7.02 ALLOCATION OF NET PROFITS AND NET LOSSES.

          (a) GENERAL. Subject to Section 7.02(b) (Special Allocations) and
Section 7.04 (Depreciation Recapture), the Net Profits and Net Losses of the Company for each Fiscal Year shall be allocated to the Members pro rata in accordance with their respective Percentages.

          (b) SPECIAL ALLOCATIONS. Special allocations of specific items of income, gain, loss or deduction may be required for any Fiscal Year as follows:

               (i) items of income and gain shall be allocated between the Members at such time and in such amounts as necessary to satisfy the "minimum gain chargeback" requirements of the Treasury Regulations promulgated under Code
Section 704(b) (the "704(b) Regulations");

               (ii) nonrecourse deductions attributable to a "partner non-recourse liability" (as defined in the 704(b) Regulations) of the Company shall be allocated among the Members that bear the economic risk of loss for such partner nonrecourse liability in accordance with the ratios in which such Members share such economic risk of loss and in a manner consistent with the requirements of the 704(b) Regulations; and

               (iii) items of income, gain, loss and deduction shall be allocated to the extent required to satisfy the "qualified income offset" provisions of the 704(b) Regulations.

               (iv) The allocations set forth in Sections 7.02(b)(i) through
(iii) (the "Regulatory Allocations") are intended to comply with certain requirements of the U.S. Treasury Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 7.02(b)(iv). Therefore, notwithstanding any other provisions of this Article VII (other than the Regulatory Allocations), the Members shall make such offsetting special allocations of Company income, gain, loss or deduction in whatever manner they determine appropriate so that, after such offsetting allocations are made, each Member's Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement and all Company items were allocated pursuant to Sections 7.02(a) (Allocation of Net Profits and Net Losses) and 7.04 (Depreciation Recapture).

          (c) AUTHORITY TO MODIFY ALLOCATIONS. In the event that the Tax Matters Partner determines that the allocations otherwise required pursuant to this Section do not properly reflect the economic arrangement of the Members or do not comply with the requirements of Code Section 704(b), the Tax Matters Partner shall be authorized to modify such allocations as appropriate to more properly reflect the economic arrangement of the Members or to comply with Code Section 704(b).

     SECTION 7.03 DISTRIBUTION IN KIND. Neither Member shall be obligated to receive distributions in kind, except pursuant to Section 11.07 (Liquidation Proceeds).

     SECTION 7.04 DEPRECIATION RECAPTURE. Any Net Profits arising from a Capital Transaction that is characterized as ordinary income pursuant to Code Section 1245 or

1250 or any other applicable Code provision shall, to the extent possible, be allocated to the Member who was allocated the depreciation deductions giving rise to such ordinary income; PROVIDED, HOWEVER, that if the ordinary income that would otherwise be allocated to a Member pursuant to this sentence would exceed the Net Profits otherwise allocable to such Member pursuant to Section
7.02 (Allocation of Net Profits and Net Losses), such excess shall instead be allocated to the other Member.

     SECTION 7.05 ALLOCATION BETWEEN TRANSFEROR AND TRANSFEREE MEMBERS. If any interest in the Company is Transferred during any Fiscal Year in accordance with this Agreement, then the transferor and transferee shall each be entitled to receive distributions pursuant to Article VI (Capital Contributions; Distributions) and allocations of Net Profits and Net Losses pursuant to this
Article VII (Capital Accounts and Allocations of Net Profits and Net Losses), as follows:

          (a) unless the transferor and transferee shall agree otherwise and so provide in the instruments of transfer, distributions shall be made to the Person owning such interest on the date of the distribution; and

          (b) subject to applicable Treasury Regulations, Net Profits and Net Losses shall be allocated based upon the number of days each Person holds such interest during such Fiscal Year.

     SECTION 7.06 FEDERAL INCOME TAX ALLOCATIONS. Sections 7.02 through 7.05 provide for the allocation of items of income, gain, losses and deductions for Capital Account maintenance purposes. The Company's ordinary income and losses and capital gains and losses as determined for Federal income tax purposes (and each item of income, gain, loss or deduction entering into the computation thereof) shall be allocated to the Members in the same proportions as the corresponding Capital Account items are allocated pursuant to this Article VII. Notwithstanding the foregoing sentence, Federal income tax items relating to
Section 704(c) Property shall be allocated to the Members in accordance with Code Section 704(c) and Treas. Reg. Section 1.704-1(b)(2)(iv)(g) to take into account the difference between the fair market value and the tax basis of such
Section 704(c) Property as of the date of its contribution to the Company or revaluation pursuant to Section 7.01(b). Items described in this Section shall not be credited or charged to Capital Accounts.

     SECTION 7.07 FISCAL YEAR. Unless otherwise required by the Code or applicable Treasury Regulations, the Fiscal Year of the Company shall end on the last day of March of each year.

     SECTION 7.08 ELECTIONS.

          (a) In the event of a Transfer of all of a Member's interest in the Company, the Tax Matters Partner shall at the request of the transferee cause the Company to elect (if such election is not already in effect) pursuant to Code Section 754 to adjust the basis of the Company's property in the manner provided in Code Section 743, provided that any such basis adjustment shall be allocated solely to such transferee.

     Except as otherwise expressly provided herein, all other elections required or permitted to be made by the Company under the Code or other applicable tax law, and all material decisions with respect to the calculation of its taxable income or other applicable tax law, shall be made in such manner as may be reasonably determined by the Tax Matters Partner.

          (b) For tax purposes, the most accelerated method of depreciation acceptable to the Internal Revenue Service will be used by the Company.

                                 ARTICLE VIII.

                             ACCOUNTING AND TAXATION

     SECTION 8.01 ACCRUAL BASIS; FINANCIAL ACCOUNTING CONVENTIONS.

          (a) The books and records of the Company shall be kept on an accrual basis in U.S. dollars.

          (b) For financial accounting purposes, income and loss of the Company calculated in accordance with GAAP shall be allocated to the Members in accordance with Section 7.02 (Allocations of Net Profits and Net Losses). Unless the Members otherwise agree, the Company will depreciate capital equipment for financial accounting purposes on a five (5) year straight line schedule.

     SECTION 8.02 MAINTENANCE OF BOOKS OF ACCOUNT. The Company shall keep or cause to be kept at its principal office, or such other location as the Operating Committee shall designate full and complete books of account. The books of account shall be maintained in a manner that provides sufficient assurance that transactions of the Company are recorded so as to comply with all applicable laws and to permit (a) the preparation of the Company's consolidated financial statements in accordance with GAAP consistently applied and (b) the Members to account for their interest in the Company in accordance with GAAP.

     SECTION 8.03 FINANCIAL STATEMENTS.

          (a) ANNUAL STATEMENTS. As soon as practicable following the end of each Fiscal Year (and in any event not later than 60 days after the end of such Fiscal Year), the Company shall prepare and deliver to each Member and each Member Representative, audited consolidated and consolidating balance sheets of the Company as of the end of such Fiscal Year and the related consolidated and consolidating audited statements of operations, Members' capital accounts and cash flows of the Company for such Fiscal Year (or similar statements if such statements change as the result of changes in GAAP), together with appropriate notes to such consolidated financial statements, and in each case setting forth in comparative form the corresponding figures for the preceding Fiscal Year and for the budget for the Fiscal Year just completed. Such financial statements shall be accompanied by (i) the report of the Accountants to the effect that such financial statements (except for the comparison to the budget) have been prepared in conformity with GAAP applied on a basis consistent with prior years (except as otherwise specified in such report) and that the audit of such financial statements has been performed in accordance with GAAS and (ii) a report as to all transactions (including the nature, type and amount) between the Company and each Member, its Parent and its other Affiliates. The Company shall conduct its business so that such report of the Accountants shall not contain any qualifications as to the scope of the audit or with respect to the Company's compliance with GAAP consistently applied, except for changes in methods of accounting in which such Accountants concur and except that the foregoing shall not be deemed to obligate either Member to contribute any capital to the Company other than as provided in Section 6.01 (Capital Contributions). At the same time, the Company shall deliver at the Company's sole expense to each Member a report indicating such Member's share of all items of income, gain, loss, deduction and credit of the Company for such Fiscal Year on a GAAP basis for financial reporting purposes. At the time specified in Section 8.05(c) (Taxation), the Company shall deliver at the Company's sole expense to each Member any other financial information related to the Company which is reasonably requested by a Member for Federal, state, local or foreign income or franchise or other tax purposes.

          (b) QUARTERLY STATEMENTS. As soon as practicable following the end of each Fiscal Quarter (and in any event not later than fifteen (15) days after the end of such Fiscal Quarter), the Company shall prepare and deliver to each Member and each Member Representative unaudited consolidated and consolidating balance sheets of the Company as of the end of such Fiscal Quarter and the related unaudited consolidated and consolidating statements of operations, Members' capital accounts and cash flows of the Company for such Fiscal Quarter and for the Fiscal Year to date (or similar statements if such statements change as the result of changes in GAAP), in each case setting forth in comparative form the corresponding figures for the preceding Fiscal Quarter, for the corresponding Fiscal Quarter of the prior Fiscal Year and for the budget for such Fiscal Quarter and for the Fiscal Year to date. At such time, the Company shall deliver at the Company's sole expense to each Member an estimate of such Member's share of all items of income, gain, loss, deduction and credit of the Company for such Fiscal Quarter and for the Fiscal Year to date for Federal income tax purposes. Such financial statements shall be accompanied by a certificate of the principal accounting or financial officer of the Company to the effect that such financial statements have been prepared under such officer's supervision and that, although such financial statements do not contain the footnotes and other disclosures required to be presented in interim financial statements by GAAP, such financial statements, in such officer's judgment, fairly present the financial condition and results of operations of the Company as of the date and for the periods indicated, subject to normal recurring year-end audit adjustments.

          (c) MONTHLY REPORTS. The Company shall prepare and deliver to each Member and each Member Representative the reports and other information set forth on Schedule 8.03. Such reports and other information will become available at the respective times set forth in Schedule 8.03.

          (d) BUSINESS PLAN. Subject to Sections 10.04(c), (d) and (e), by February 15 prior to the commencement of each Fiscal Year, the Company shall deliver to each Member a copy of the Business Plan, including the Company's monthly budgets, for the upcoming Fiscal Year, as approved by the Operating Committee.

          (e) LEGAL PROCEEDINGS. The Company shall promptly inform each Member and each Member Representative with regard to litigation, governmental investigations, material government notices and threatened legal proceedings.

     SECTION 8.04 OTHER REPORTS AND INSPECTION. The Company shall furnish promptly to each Member such other reports, financial data and information relating to the Company as such Member may reasonably request and shall require the Accountants to provide to each Member copies of any document related to the Company in the possession of the Accountants as such Member may reasonably request. The Company shall, upon reasonable prior notice and during normal business hours, make available to each Member and its professional advisors from time to time as requested by such Member all properties, assets, books of account, corporate records, contracts and documentation, if any, relating to employee benefits of the Company, and any other material requested by such Member for inspection and, in the case of books of account, corporate records, contracts and documentation, if any, relating to employee benefits, copying, and shall use reasonable efforts to make available to such Member the Accountants and the key employees of the Company for interviews to verify any information furnished or to enable such Member otherwise to review the Company and its operations. The Company may condition such availability upon the entering into of reasonable and appropriate confidentiality agreements. Notwithstanding the foregoing, the Company will not make available to either Member information provided to the Company on a confidential basis by the other Member without the consent of such other Member.

     SECTION 8.05 TAXATION.

          (a) CHARACTERIZATION. The Members intend that the Company shall be treated as a partnership for Federal, state, local and foreign income and franchise tax purposes and shall take all reasonable action, including the amendment of this Agreement and the execution of other documents, as may be reasonably required to qualify for and receive treatment as a partnership for Federal income tax purposes.

          (b) TAX MATTERS PARTNER. SENA (or its permitted transferee) shall be the Tax Matters Partner of the Company within the meaning of Code Section 6231(a)(7) and shall act in any similar capacity under applicable state, local or foreign law (in such capacity, the "Tax Matters Partner"). All reasonable out of pocket expenses incurred by SENA (or its permitted transferee) while acting in such capacity shall be paid or reimbursed by the Company. The Tax Matters Partner shall take such action, if any, as may be reasonably necessary to constitute SanDisk (or its permitted transferee) as a "notice partner" within the meaning of Code Section 6231(a)(8).

          (c) TAX RETURNS. The Tax Matters Partner shall prepare or cause the Accountants to prepare and file on a timely basis the Federal tax returns of the Company and shall cause all such federal, state, local and any other tax returns to be transmitted to SanDisk for its review and comment thirty (30) days prior to the due date therefor (including extensions) if the relevant information is received by the Tax Matters Partner from the Accountants by April 1 preceding the date such return is to be filed, or if the information is not received by the Tax Matters Partner by April 1, as soon as practicable following its receipt of such information; PROVIDED, HOWEVER, in any event such information shall be transmitted to SanDisk (or its permitted transferee) not later than 15 days before the tax return is to be filed. The Tax Matters Partner will consider in good faith reasonable comments proposed by SanDisk (or its permitted transferee). The Company will contract with the Accountants to receive the information or the completed tax returns for delivery by April 1. The Tax Matters Partner shall cause state, local and any other tax returns required to be filed by the Company to be prepared and filed on a timely basis. SanDisk (or its permitted transferee) shall be advised in advance of such preparation and filing, and, to the extent appropriate, the Accountants or other accounting firms shall assist with such preparation and filing. When indicated, the Tax Matters Partner will use tax elections specified in the Business Plan and the Initial Business Plan. No Member shall file any tax return that is inconsistent with the tax returns filed by the Company.

     SECTION 8.06 DEPOSIT OF FUNDS. All funds of the Company and its Subsidiaries not otherwise employed shall be deposited from time to time to its credit in such banks or trust companies or other depositories or invested in such other investments held as cash equivalents as the Operating Committee shall authorize. The funds of the Company and its Subsidiaries shall not be commingled with the funds of either Member or any Affiliate of either Member.

                                  ARTICLE IX.

                 MEMBERSHIP; DISPOSITION OF MEMBERSHIP INTERESTS

     SECTION 9.01 RESTRICTIONS ON TRANSFER OF MEMBERSHIP INTERESTS.

          (a) Neither SanDisk nor SENA (nor their respective permitted transferees) shall Transfer any interest in the Company including any of such Member's Membership Interest, to any Person, except by a Change of Control; PROVIDED, THAT a Member may transfer all its interest in the Company, including all its Membership Interest, to an Affiliate and, in the case of SENA, to Toshiba or an Affiliate of Toshiba, with the prior written consent of the other Member, which consent shall not be unreasonably withheld; and PROVIDED, FURTHER, that (i) the transferee agrees in writing to become a party hereto and assumes all the obligations of the transferring Member hereunder and under each other Operative Document to which the transferring Member is a party and (ii) immediately after giving effect to such Transfer, no Event of Default or an event or condition that with the giving of notice or lapse of time or both would constitute an Event of Default with respect to the transferee Member shall exist. Following the effectiveness of any such Transfer, the transferring Member shall no longer have the transferred right, title or interest in the Company or any rights under this Agreement and the transferee shall be substituted as a Member for all purposes of this Agreement. The transferring Member shall, however, remain responsible for all obligations under this Agreement and the other Operative Documents for any transferee which is an Affiliate and shall not be released or discharged from any existing liability or obligation to any Person. Any subsequent Transfer of an ownership interest in such transferee Affiliate shall be deemed to constitute a Transfer of a Membership Interest in the Company requiring compliance with this Section.

          (b) If a Member Transfers its entire interest in the Company pursuant to Section 9.01(a) (Restriction on Transfer of Membership Interest), the transferee shall succeed to all the rights and obligations under this Agreement of such Member.

          (c) A Member may agree to pay amounts equal to distributions received from the Company to a third party in its sole discretion pursuant to a Permissible

Assignment Agreement. "Permissible Assignment Agreement" means an agreement between a Member and another Person (the "Permissible Assignee") if such agreement:

               (i) provides for the grant by such Member to the Permissible Assignee of the right to cash distributed to such Member pursuant to Article VI or XI of this Agreement, but gives the Permissible Assignee no Membership Interest in the Company or any other rights whatsoever with respect to the Company;

               (ii) provides that under no circumstances (including any Bankruptcy Event in respect of such Member or its Parent) may any claim be made by the Permissible Assignee against the Company or any such Member or any Affiliate of any such Member or any of their respective assets, under or in connection with such agreement, even if such Member or its Parent defaults in performance thereunder;

               (iii) provides that the rights of the Permissible Assignee under such agreement may not be transferred without the prior written consent of each Member and that any such Transfer without such consents shall be null and void;

               (iv) may not be amended, nor any provision thereof waived, in a manner that would cause it not to be a Permissible Assignment Agreement without the prior written consent of the non-assigning Member;

               (v) provides that such Member is authorized to Transfer its entire interest in the Company pursuant to Section 9.01(a) (Restriction on Transfer of Membership Interest) of this Agreement free and clear of any interest of the Permissible Assignee and without any liability on the part of the transferee thereunder to the Permissible Assignee; and

               (vi) contains an express acknowledgment by the Permissible Assignee, for the benefit of the non-assigning Member and the Company, to the effect of clauses (i)-(v) above.

     The assigning Member shall ensure that any payment due to a Permissible Assignee pursuant to or in connection with a Permissible Assignment Agreement shall be made in full to such Permissible Assignee when due.

     SECTION 9.02 ADMISSION OF NEW MEMBERS. No Person shall have the right to become a Member unless and until all the following conditions are satisfied:

          (a) except in the case of a Transfer of a Member's Membership Interest to its Parent or an Affiliate in accordance with Section 9.01 (Restrictions on Transfer of Membership Interest), such Person, the terms and conditions of such Person's admission as a Member and the rights appurtenant to the Membership Interest to be issued to such Person are approved by all existing Members and, if applicable, the creation of any new class or group of Membership Interests in the Company having different rights, powers and duties is reflected in an amendment to the Articles and to this Agreement;

          (b) such Person executes a counterpart of this Agreement and such other instrument or instruments as the Company may reasonably deem appropriate to affirm that the representations and warranties contained in the Master Agreement are true and correct with respect to such Person and that such Person agrees to be bound as a Member by this Agreement and all of the covenants and agreements herein; and

          (c) if requested by the Company, an opinion of counsel, a purchaser representation letter or other appropriate documentation is furnished to the Company establishing that the Transfer or issuance of a Membership Interest in the Company to the new Member will comply with applicable Federal and state securities laws.

     Except to the extent required by law, the Company shall have no obligation to recognize or to furnish information or make distributions to any new Member or any transferee of a Member who does not become a Member in accordance with
Section 9.01 (Restrictions on Transfer of Membership Interest) or this Section.

     SECTION 9.03 WITHDRAWAL PROHIBITED. Except as otherwise expressly permitted by this Agreement, (i) neither Member may withdraw from the Company and (ii) neither Member may effect or cause a termination or dissolution of the Company without the prior written consent of the other Member (which consent may be withheld in its sole discretion).

     SECTION 9.04 PURCHASE OF ADDITIONAL INTEREST. At any time during the term of this Agreement and so long as SanDisk is a Member, SanDisk shall have the right to purchase 0.1% of SENA's Membership Interest in the event that (i) Toshiba's patent umbrella does not adequately protect the Company or (ii) dissolution of the Company is commenced pursuant to Article XI hereof. The purchase price of such Membership Interest shall equal 0.1% of the Company's Net Book Value.

                                   ARTICLE X.

                        CERTAIN AGREEMENTS OF THE MEMBERS

     SECTION 10.01 (INTENTIONALLY BLANK)

     SECTION 10.02 TAXES AND CHARGES; GOVERNMENTAL RULES. Each Member shall (a) promptly pay all applicable Taxes and other governmental charges except to the extent any such Taxes or other charges are being contested in good faith by appropriate proceedings and (b) comply with all applicable Governmental Rules, except to the extent that such nonpayment or noncompliance will not have a material adverse effect on the Company.

     SECTION 10.03 FURTHER ASSURANCES. Each Member shall, at its own cost, do, execute and perform all such other acts, deeds and documents as the other Member or the Company may from time to time reasonably require in order to carry out fully the intents and purposes of this Agreement or to comply with any applicable Governmental Rule; PROVIDED, THAT no Burdensome Condition shall exist with respect to such Member or any of its Affiliates in connection therewith.

     SECTION 10.04 DISPUTE RESOLUTION; DEADLOCK RESPECTING BUSINESS PLAN.

          (a) The Members shall endeavor to settle through their representatives in the Operating Committee any disputes which may arise between them, including without limitation, failure by the Operating Committee to reach agreement (or failure to take a vote) on any matter requiring Operating Committee approval pursuant to Section 5.01(d) (Matters Requiring Approval of Operating Committee). The Members shall attempt to resolve the issue or proposed action in question, to the extent practicable, in a manner consistent with the Company's then-effective Business Plan, unless the issue in dispute is the adoption of a new Business Plan, in which case provisions of Sections 10.04(c) through (e) shall apply.

          (b) If (i) the Members are unable to agree on (i) any matter requiring the approval of the Members pursuant to Section 4.01(a) (Matters Requiring the Consent of the Members), (ii) the Operating Committee is unable to agree on any matter requiring the approval of the Operating Committee pursuant to Section 5.01(d) (Matters Requiring the Approval of Operating Committee) (other than the approval of any Business Plan, with respect to which the failure to agree shall be governed by Section 10.04(c), (d) and (e)) or (iii) the Members or the Operating Committee are otherwise unable to resolve a dispute on any other item (other than the approval of any Business Plan, with respect to which the failure to agree shall be governed by Section 10.04(c), (d) and (e)), then either Member may bring the matter to the attention of the Vice President, Semiconductor Company of Toshiba, and the SanDisk General Manager, NAND Division (the "Designated Individuals"), who will attempt to find a resolution. If the matter has not been resolved within 30 days of referral to the Designated Individuals, the matter will be referred to the Management Committee (as defined in the Master Agreement) for a final decision, which decision will be final and binding on the Company and the Members with respect to any matter specified in Sections 10.04(b)(i) and (ii) above. If agreement is reached by the Management Committee, the mutually agreed resolution shall be implemented by the Company. Should no solution be agreed upon within thirty (30) days after submission of the matter to the Management Committee with respect to the matters specified in (iii) above, such matter shall be submitted to arbitration in accordance with Section 10.03(b) (Dispute Resolution) of the Master Agreement. Should no solution be agreed upon within sixty (60) days after submission of the matter to the Management Committee with respect to the matters specified in Sections 10.04(b)(i) and (ii) above, then the action being requested will not occur, unless it is already included in the then current Business Plan.

          (c) If by February 15 of any calendar year during the term of this Agreement, commencing February 15, 2004, the Operating Committee and the Members have not approved and agreed upon a Business Plan for the upcoming Fiscal Year, then either Member may refer the dispute to the Management Committee for a decision, which decision shall be final and binding on the Company and the Members. If a decision is reached by mutual agreement of the Management Committee, the decision shall be implemented by the Company. Should no decision be reached within ninety (90) days after submission, then, unless the Members have agreed to continue operations under the existing Business Plan until a new Business Plan is approved, then within ten (10) Business Days thereafter either Member may elect by written notice to the other Member to declare a deadlock ("Deadlock").

          (d) Within thirty (30) days after a Member has notified the other Member of a Deadlock, either Member (the "Initiating Member") may submit to the other Member (the "Responding Member") a written irrevocable notice (the "Deadlock Dissolution

Notice") to the effect that the Initiating Member offers to sell to the Responding Member or its designee the Initiating Member's Membership Interest for a cash purchase price equal to the Net Book Value of the Company multiplied by that fraction of the Members' aggregate Capital Accounts represented by the Capital Account of the Initiating Member.

          (e) The Responding Member may accept such offer by written response to the Initiating Member within forty-five (45) days of receipt of the Deadlock Dissolution Notice indicating that the Responding Member elects to purchase the Membership Interest of the Initiating Member. If the Responding Member declines to exercise its right to purchase the Membership Interest of the Initiating Member pursuant to this Section or fails to respond (or if both Members submit Deadlock Dissolution Notices), the Company shall be dissolved pursuant to
Section 11.01(d) (Events of Dissolution), at the end of a one-year period for the wind-down of operations commencing with the receipt of the Deadlock Dissolution Notice by the Responding Member. During said one-year period, the Company's business shall be conducted in accordance with the most recently approved Business Plan except that additional capital expenditures will not be made except as required for line maintenance.

     SECTION 10.05 REMEDIES UPON EVENT OF DEFAULT; TERMINATION ON BREACH. If there has occurred and is continuing an Event of Default with respect to a Member (upon such occurrence, such Member is referred to herein as the "Defaulting Member"), in addition to all other remedies available to the Company or the other Member (the "Nondefaulting Member"), whether under any of the Operative Documents or other agreements or by law (including pursuant to Section 13.1-1027 of the Act), the Nondefaulting Member shall have the option to take one or more of the following actions:

          (a) give written notice to the Defaulting Member of its intention to acquire the entire Membership Interest of the Defaulting Member for a payment in cash of an amount equal to that portion of the Company's Net Book Value equal to the Defaulting Member's Percentage; and/or

          (b) elect to dissolve the Company pursuant to Section 11.03 (Dissolution Upon Event of Default), in which case the affairs of the Company shall be wound up and the Company shall be dissolved in accordance with Article XI (Dissolution).

     SECTION 10.06 (INTENTIONALLY BLANK)

     SECTION 10.07 MECHANICS OF SALE.

          (a) The closing of any purchase and sale of a Membership Interest pursuant to Section 10.04(e) (Dispute Resolution; Deadlock Respecting Business
Plan), 10.05(a) (Remedies Upon Event of Default; Termination on Breach), 11.04 (Dissolution by Unilateral Option) or 11.05 (Dissolution Upon Notice) shall take place not later than the thirtieth (30th) Business Day after notice of the purchase is given, as the case may be, except that such period shall be extended as necessary in order to comply with any Governmental Rule. The purchasing Member shall pay for the Membership Interest being acquired by wire transfer of immediately available funds to an account specified by the selling Member. The selling Member shall execute all documents necessary to effect the conveyance of such interest in the Company, free and clear of all Liens, to the purchasing Member. In addition, the Members shall enter into an indemnity and release agreement in a form reasonably satisfactory to each Member indemnifying and holding harmless the selling Member and its Parent and Affiliates for liabilities or claims made after the date of the purchase and sale under any guarantees or other agreements supporting the obligations of the Company which may have been extended by the selling Member, its Parent or any of its Affiliates. The Members shall also reach agreement on a reasonable transition plan of up to six months in connection with services provided to the Company by Seconded Employees.

          (b) If a Member elects to acquire all the interest of the other Member in the Company pursuant to Section 10.04(e) (Deadlock), 10.05(a) (Event of Default), 11.04 (Dissolution by Unilateral Option) or 11.05 (Dissolution Upon Notice), such Member shall be obligated to take all actions required of it to consummate the applicable purchase and sale on the date determined pursuant to
Section 10.07(a) (Mechanics of Sale). If a Member has the right to purchase the Membership Interest of the other Member, such Member shall have the right to assign the right to purchase to any other Person.

                                   ARTICLE XI.

                                   DISSOLUTION

     SECTION 11.01 EVENTS OF DISSOLUTION. The Company shall be dissolved and shall commence winding up its affairs upon the first to occur of the following:

          (a) the expiration of the term of the Company pursuant to Section 2.04 (Term; Extension);

          (b) the agreement of the Members to dissolve the Company pursuant to
Section 11.02 (Dissolution by Agreement);

          (c) the election of the Nondefaulting Member pursuant to Section 11.03(Dissolution Upon Event of Default);

          (d) an impasse with respect to the adoption of a Business Plan pursuant to Section 10.04(c) (Dispute Resolution; Deadlock Respecting Business
Plan) and either (i) a Deadlock Dissolution Notice is given with respect to such impasse and the Responding Member does not elect to purchase the Membership Interest of the Initiating Member, or (ii) both Members give Deadlock Dissolution Notices with respect to such impasse, then upon the first anniversary of receipt of a Deadlock Dissolution Notice;

          (e) by SENA, if SENA elects to dissolve the Company pursuant to
Section 11.04(ii) (Dissolution by Unilateral Option);

          (f) the entry of a decree of judicial dissolution under Section 13.1-1047 of the Act;

          (g) the bankruptcy, death, dissolution, expulsion or incapacity of a Member and, in the case of SENA, Toshiba, or the occurrence of any other event which terminates the membership of a Member in the Company ("Bankruptcy Event"); or

          (h) notice by either Member to the other Member and such other Member does not elect to purchase the Membership Interest of the other Member pursuant to Section 11.05 (Dissolution Upon Notice). SECTION 11.02 _____ DISSOLUTION BY AGREEMENT. The Company may be dissolved at any time by the unanimous written consent of the Members.

     SECTION 11.03 DISSOLUTION UPON EVENT OF DEFAULT. During the occurrence and continuation of an Event of Default (other than a Bankruptcy Event) with respect to a Member, the Non-defaulting Member may elect by written notice to the Defaulting Member to dissolve the Company, in which event the Company shall be dissolved and the Members shall forthwith take all actions necessary to wind up the affairs of the Company in accordance with Section 11.06 (Winding Up). This Section shall not be construed to limit the rights of the Nondefaulting Member under Section 10.05 (Remedies Upon Event of Default) or to seek damages from the Defaulting Member or any other Person for the breach of its obligations under any of the Operative Documents.

     SECTION 11.04 DISSOLUTION BY UNILATERAL OPTION. At any time between April 1, 2003 and March 31, 2004, SanDisk may by giving written notice to SENA, elect to withdraw from the Company, in which case, SENA must directly, or through an Affiliate, either (i) acquire all of SanDisk's interest in the Company one (1) year following SanDisk's notice to withdraw ("Termination Date") by paying SanDisk in immediately available U.S. Dollars, 49.9% of the Net Book Value of the Company on the Termination Date and increased or decreased, as the case may be, for any cash contributions by or distributions to the Members after the date of the notice, or (ii) dissolve the Company and wind-up the affairs of the Company in accordance with Section 11.06 (Winding Up) within one (1) year of the notice of withdrawal and make such payment to SanDisk on the Termination Date.

     SECTION 11.05 DISSOLUTION UPON NOTICE. By written notice given by SENA or SanDisk ("Notifying Party") to the other party ("Notified Party") of the Notifying Party's election to dissolve, if such notice is given during the one
(1) year period following the eighth anniversary of the formation of the Company, in which case, unless the Notified Party directly, or through an Affiliate, elects in writing within three months of receiving such notice, to acquire all of the Notifying Party's interest in the Company for a payment of an amount equal to that portion of the Company's Net Book Value equal to the Notifying Party's Percentage in immediately available U.S. Dollars, the Company shall be dissolved and such Members will meet and establish a plan for winding up and dissolving the Company within the one (1) year period following the giving of such notice to withdraw.

     SECTION 11.06 WINDING UP.

          (a) Upon the dissolution of the Company, the Members shall proceed as promptly as practicable to (i) wind-up the affairs of the Company and satisfy the Company's liabilities and (ii) dispose of the Company's assets as quickly as possible consistent with obtaining the full fair market value of the Company, preferably, to the extent it is commercially practicable to do so, by selling the Company as a going concern; PROVIDED, HOWEVER, neither Member shall be under any obligation to extend the terms of any Operative Document or to offer to enter into any other agreement with a prospective purchaser of the Company for the purchase or sale of goods or services or the use of facilities or any other business arrangement. In connection with a sale of the Company's assets under clause
(ii), either Member or any Affiliate of either Member shall have a right of first offer to acquire the Company's tangible personal property in the liquidation process and may also acquire such property through participation at auction except in the event of a dissolution pursuant to Section 11.03 (Dissolution Upon Event of Default), in which event the Defaulting Member and its Affiliates shall not have such right of first offer to acquire the Company's tangible personal property. Each of the Members shall be furnished with a statement setting forth the assets and liabilities of the Company as of the date of the complete liquidation of the Company. The Accountants shall review the final accounting and shall render their opinion with respect thereto.

          (b) During the period of winding-up, the Company shall continue to operate and all the provisions of this Operating Agreement shall remain in effect, except as otherwise expressly provided herein. The Company shall notify all known creditors and claimants of the dissolution of the Company in accordance with applicable law.

     SECTION 11.07 LIQUIDATION PROCEEDS.

          (a) In the case of the dissolution and liquidation of the Company, the Company may make a distribution in kind. Any cash and all distributions in kind that are to be distributed pursuant to Section 6.02(a) (Distributions) shall be distributed to the Members pro rata in accordance with their respective positive Capital Accounts, as adjusted pursuant to Section 7.01 (Capital Accounts) to reflect all prior Company operations (including any gains or losses arising from the sale of any assets of the Company in connection with such dissolution and liquidation and any hypothetical gains or losses as provided in this Section with respect to any asset distributed in kind). If any asset of the Company is to be distributed in kind, such asset shall be valued to determine the amount of Net Profits or Net Losses that would result if such asset were to be sold at its fair market value, and such Net Profits or Net Losses shall be allocated to the Capital Accounts of the Members in accordance with Section 7.02 (Allocation of Net Profits and Net Losses).

          (b) Unless otherwise agreed by the Members and to the extent permitted under any agreements with third parties, all assets to be distributed upon the dissolution and liquidation of the Company shall be distributed as follows:

               (i) first, to creditors, including Members who are creditors, to the extent permitted by law, in satisfaction of liabilities of the Company, other than for distributions to Members pursuant to Section 6.02
(Distributions); and

               (ii) second, to Members in accordance with their positive Capital Account Balance as described in Section 11.07(a) (Liquidation Proceeds);

For purposes of this Section, instruments of transfer and other documents reasonably requested by the distributee shall be executed by the Company or the other Member, or both.

          (c) Any distribution made pursuant to this Section shall be made no later than the later of (i) the end of the calendar year during which the liquidation is completed and (ii) ninety (90) days after the completion of the liquidation.

     SECTION 11.08 DEFICIT CAPITAL ACCOUNTS. Notwithstanding anything to the contrary contained in this Agreement, and notwithstanding any custom or rule of law to the contrary, the deficit, if any, in the Capital Account of any Member upon dissolution of the Company shall not be an asset of the Company and such Member shall not be obligated to contribute such amount to the Company to bring the balance of such Member's Capital Account to zero.

     SECTION 11.09 ARTICLES OF DISSOLUTION. On completion of the winding-up of the Company pursuant to Section 13.1-1050 of the Act and the distribution of Company assets as provided herein, the Company is terminated, and the Members (or such other Person or Persons as the Act may require or permit) shall file a certificate of cancellation with the State Corporation Commission of the Commonwealth of Virginia pursuant to Section 13.1-1050 of the Act and take such other actions as may be necessary to terminate the Company.

                                  ARTICLE XII.

                          INDEMNIFICATION AND INSURANCE

     SECTION 12.01 INDEMNIFICATION.

          (a) Subject to Section 12.01(c), the Company shall indemnify each Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including an action by or in the right of a Member or the Company), by reason of the fact that such Person is or was a Member or is or was or has agreed to become a Member Representative or is or was serving or has agreed to serve at the request of the Company as a director, officer, employee or agent of the Company or of another partnership, corporation, joint venture, trust or other enterprise, arising from any action alleged to have been taken in any such capacity or by reason of any liability or obligation of the Company, against any and all losses, damages, liabilities, costs, charges, expenses (including interest, penalties and reasonable attorneys' fees and expenses), judgments, fines and amounts paid in settlement (collectively, "Losses") actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom. Without limiting the generality of the foregoing, any of such Losses shall be deemed to arise out of a Company liability or obligation if it arises out of or is based upon the conduct of the business of the Company (or any of its Subsidiaries) or the ownership of the property of the Company (or any of its Subsidiaries).

          (b) The indemnification provided under this Section shall inure to the benefit of the successors, heirs and personal representatives of any Person entitled to the benefit of such indemnification. Such indemnification shall be a contract right and shall include the right to be paid advances of reasonable expenses incurred by any such Person in connection with such action, suit or proceeding.

          (c) The indemnification provided under this Section shall not inure to the benefit of any Person in respect of Losses to the extent that such Losses
(i) arise out of or are based upon the gross negligence or wilful misconduct of such Person or (ii) constitute a tax, levy or similar governmental charge not imposed upon the Company (or any of its Subsidiaries) or on their respective properties. The indemnification provided under this Section shall also not be available to any Person in respect of any Losses if a judgment or other final adjudication adverse to such Person establishes (x) that such Person's acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated or (y) that such Person gained in fact a financial profit or other advantage to which such Person was not legally entitled. It is understood and agreed that, for the purposes of this Section, Losses shall be deemed not to arise out of or be based upon the gross negligence or willful misconduct of a Person solely because it arises out of or is based upon the gross negligence, willful misconduct, bad faith or active and deliberate dishonesty of a director, officer or employee of such Person if at the time of such gross negligence, willful misconduct, bad faith or active and deliberate dishonesty, such director, officer or employee was also a Seconded Employee or a Member Representative acting in his capacity as such.

          (d) The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of NOLO CONTENDERE or its equivalent shall not, of itself, create a presumption that the indemnified Person did not meet the standard set forth in Section 12.01(c)
(Indemnification).

     SECTION 12.02 INSURANCE. The Company may, to the fullest extent permitted by law, purchase and maintain insurance against any liability that may be asserted against any Person entitled to indemnity pursuant to Section 12.01.

     SECTION 12.03 INDEMNIFICATION BY THE MEMBERS.

          (a) Each Member agrees to, and does hereby, indemnify and hold harmless the Company and the other Member from and against any and all Losses arising out of, or based upon, the gross negligence or willful misconduct of such Member under this Agreement or such Member exceeding its authority under this Agreement.

          (b) The provisions of this Section shall survive each of the termination of this Agreement, the dissolution of the Company and the withdrawal of either Member.

     SECTION 12.04 ASSERTION OF CLAIMS.

          (a) In the event that a Person (the "Indemnified Party") desires to assert its right to indemnification from a Person (an "Indemnifying Party") required to indemnify such Indemnified Party under this Article XII, the Indemnified Party will give the Indemnifying Party prompt notice of the claim giving rise thereto (a "Claim"), and the Indemnifying Party shall undertake the defense thereof (unless the Claim is asserted against or related to or results from any action or failure to take action by such Indemnifying Party). The failure to promptly notify the Indemnifying Party hereunder shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent that the Indemnifying Party is actually prejudiced by the failure to so notify promptly.

          (b) The Indemnified Party shall not settle or compromise any Claim without the written consent of the Indemnifying Party unless the Indemnified Party agrees in writing to forego any and all claims for indemnification from the Indemnifying Party with respect to such Claim. However, if the Indemnifying Party, within a reasonable time after notice of any such Claim, fails to defend such Claim, the Indemnified Party shall have the right to undertake the defense, compromise or settlement of such Claim on behalf of and for the account and risk of the Indemnifying Party, subject to the right of the Indemnifying Party to assume the defense of such Claim at any time prior to settlement, compromise or final determination thereof.

          (c) If the Indemnifying Party has undertaken the defense of a Claim and (i) if there is a reasonable expectation that (x) a Claim may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments or (y) the Indemnified Party or Parties may have legal defenses available to it or them that are different from or additional to the defenses available to the Indemnifying Party, or (ii) if the Indemnifying Party shall not have employed counsel reasonably satisfactory to the Indemnified Party, the Indemnified Party shall nevertheless have the right, at the Indemnifying Party's cost and expense, to defend such Claim.

                                  ARTICLE XIII.

                                  MISCELLANEOUS

     SECTION 13.01 GOVERNING LAW. This Agreement shall in all respects be governed by and construed in accordance with the internal laws of the Commonwealth of Virginia applicable to agreements made and to be performed entirely within such Commonwealth, without regard to the conflict of laws principles of such Commonwealth.

     SECTION 13.02 EFFECTIVENESS. This Agreement shall become effective on the Closing Date.


                     [REST OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, this Agreement has been executed and delivered by each party as of the date first above written.

                                        SEMICONDUCTOR NORTH
                                        AMERICA, INC.


                                        By: /s/ Ichiro Hirata
                                           _____________________________________
                                           Name:  Ichiro Hirata
                                           Title: President


                                        SANDISK CORPORATION


                                        By: /s/ Eli Harari
                                           _____________________________________
                                           Name:  Eli Harari
                                           Title: President and CEO

                      SCHEDULE 8.03 TO OPERATING AGREEMENT

                                 MONTHLY REPORTS

This Schedule provides a list of Member required reports, pursuant to Section 8.03(c) (Monthly Reports), that are required to be transmitted to the Members by the dates listed. Either Member may modify this list periodically as requirements for data change. When a Member requests a report, a sample format for the report will be provided to the Company by the requesting Member.

REPORTS TO MEMBERS
------------------

REPORT TITLE                                                     DATE DUE
------------                                                     --------
A.       Monthly Flash Report                                    3 days after month close
B.       Monthly Measurement Report                              7 days after month close
C.       Monthly Cash Flow Report                                7 days after month close
D.       Monthly Balance sheets                                  7 days after month close
E.       Monthly Profit & Loss                                   7 days after month close
F.       Monthly Operational Spending Summary                    7 days after month close

                                                                      APPENDIX A

                     DEFINITIONS, RULES OF CONSTRUCTION AND
                             DOCUMENTARY CONVENTIONS

     In any agreement or instrument that incorporates the definitions set forth in this Appendix and states that the rules of construction and documentary conventions set forth herein shall apply to such agreement or instrument, then, unless such agreement or instrument otherwise requires:

                                    ARTICLE I

                                   DEFINITIONS

     The following terms shall have the specified meanings:

     "Accountants" means such firm of nationally recognized independent certified public accountants for the Company as is appointed pursuant to the Operating Agreement from time to time. Initially, the Accountants shall be Deloitte & Touche LLP.

     "Act" means the Virginia Limited Liability Company Act, as in effect from time to time.

     "Affiliate" of any Person means any other Person which directly or indirectly controls, is controlled by or is under common control with, such Person; PROVIDED, HOWEVER, that the term Affiliate, (a) when used in relation to the Company, shall not include either Member or any of its Affiliates, and (b) when used in relation to a Member or any of its Affiliates, shall not include the Company or any of its Subsidiaries.

     "Articles" means the Articles of Organization of the Company.

     "Bankruptcy Event" means, with respect to any Person, the occurrence or existence of any of the following events or conditions: such Person (1) is dissolved; (2) becomes insolvent or fails or is unable or admits in writing its inability generally to pay its debts as they become due; (3) makes a general assignment, arrangement or composition with or for the benefit of its creditors;
(4) institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding up or liquidation and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition (A) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding up or liquidation or (B) is not dismissed, discharged, stayed or restrained in each case within 60 days of the institution or presentation thereof; (5) has a resolution passed by its governing body for its winding-up or liquidation; (6) seeks or becomes subject to the appointment of an administrator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets (regardless of how brief such appointment may be, or whether any obligations are promptly assumed by another entity or whether any other event described in this clause (6) has occurred and is continuing); (7) experiences any event which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in clauses (1) through (6) above; or (8) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

     "Burdensome Condition" means, with respect to any proposed transaction, any action taken, or credibly threatened, by any Governmental Authority or (except if such action or threat is frivolous) other Person to challenge the legality of such proposed transaction, including (i) the pendency of a governmental investigation (formal or informal) in contemplation of the possible actions described in clauses (ii)(A), (ii)(B) or (ii)(C) below, (ii) the institution of a suit or the written threat thereof (A) seeking to restrain, enjoin or prohibit the consummation of such transaction or material part thereof, to place any material condition or limitation upon such consummation or to invalidate, suspend or require modification of any material provision of any Operative Document, (B) challenging the acquisition by either Member of its interest in the Company or (C) seeking to impose limitations on the ability of either Member effectively to exercise full rights as a Member in the Company, including the right to act on all matters properly presented to the Members pursuant to the Operating Agreement, or (iii) an order by a court of competent jurisdiction having any of the consequences described in (ii)(A), (ii)(B) or (ii)(C) above, or placing any conditions or limitations upon such consummation that are unreasonably burdensome in the reasonable judgment of the applicable Person.

     "Business Day" means any day (other than a day which is a Saturday, Sunday or legal holiday in the State of California, the Commonwealth of Virginia or Japan) on which banks are open for business in California, Virginia, and Tokyo, Japan.

     "Business Plan" means the Initial Business Plan and each subsequent business plan, including budgets and projections for the Company for each relevant period, adopted in accordance with Section 3.04(c) of the Operating Agreement and complying with Section 3.04(b) of the Operating Agreement.

     "Capital Contribution" means each capital contribution to be made by each Member pursuant to Schedule 6.01 to the Operating Agreement.

     "Capital Transaction" means a disposition by the Company of property which is or has been property of a character subject to the allowance for depreciation provided in Section 167 of the Code if such disposition results in the recognition of gain or loss by the Company. In addition, if the value of property is adjusted pursuant to Section 7.01(B) of the Operating Agreement, the amount of such adjustment shall be treated as an item of gain from a Capital Transaction (if the adjustment is a positive adjustment) or an item of loss from a Capital Transaction (if the adjustment is a negative adjustment).

     "Change of Control" with respect to a Person means a transaction or series of related transactions as a result of which (i) more than 50% of the beneficial ownership of the outstanding common stock or other ownership interests of such Person (representing the right to vote for the Board of Directors or similar organization of such Person) is acquired by another Person or affiliated group of Persons, whether by reason of stock acquisition, merger, consolidation, reorganization or otherwise or (ii) the sale or disposition of all or substantially all of a Person's assets to another Person or affiliated group of Persons.

     "Closing" means the closing of the transactions described in Section 3.01 of the Master Agreement.

     "Closing Date" means the date mutually agreed for the Closing by the parties to the Master Agreement; PROVIDED, HOWEVER, that in no event will the Closing Date be later than September 1, 2000, without the written agreement of both Parents.

     "Code" means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute. ANY reference to a particular provision of the Code or a Treasury Regulation promulgated pursuant to the Code means, where appropriate, the corresponding provision of any successor statute or regulation.

     "Company" means FlashVision, L.L.C., a limited liability company formed by the Members under the laws of thE Commonwealth of Virginia.

     The term "control" (including its correlative meanings "controlled by" and "under common control with") means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

     "DSC" means Dominion Semiconductor Company, L.L.C.

     "DSC Foundry Agreement" means the Foundry Agreement between DSC and the Company.

     "Event of Default" means, with respect to a Member, the occurrence or existence of any of the following events or conditions which remains uncured for sixty (60) days following receipt of written notice thereof:

     (a) a Bankruptcy Event of such Member or its Parent or any Person of which such Member is a Subsidiary;

     (b) the failure of such Member to make any required Capital Contribution within forty-five (45) Business Days after receipt of written notice from the Company or the other Member that such Capital Contribution was not made when due under the Operating Agreement; or

     (c) the breach by such Member of its covenant in Section 9.01 of the Operating Agreement or the breach by the Parent of such Member of its covenant in Section 6.01(c) of the Master Agreement, provided that a Change of Control of Member or of a Parent shall not be deemed a event of default.

     "Fiscal Quarter" means, unless changed by the Operating Committee, a calendar quarter.

     "Fiscal Year" means, unless otherwise required by the Code or applicable Treasury Regulations, the one year period commencing on April 1 of each year.

     "Foundry Agreements" means, collectively, the DSC Foundry Agreement and the Yokkaichi Foundry Agreement.

     "GAAP" means generally accepted accounting principles in the United States as in effect from time to time, consistently applied.

     "GAAS" means generally accepted auditing standards in the United States as in effect from time to time.

     "Governmental Action" means any authorization, consent, approval, order, waiver, exception, variance, franchise, permission, permit or license of, or any registration, filing or declaration with, by or in respect of, any Governmental Authority.

     "Governmental Authority" means any United States or Japanese federal, state, local or other political subdivision or foreign governmental Person, authority, agency, court, regulatory commission or other governmental body, including the Internal Revenue Service and the Secretary of State of any State.

     "Governmental Rule" means any statute, law, treaty, rule, code, ordinance, regulation, license, permit, certificate or order of any Governmental Authority or any judgment, decree, injunction, writ, order or like action of any court or other judicial or arbitration tribunal.

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

     "Indebtedness" of any Person means, without duplication:

     (a) all obligations (whether present or future, contingent or otherwise, as principal or surety or otherwise) of such Person in respect of borrowed money or in respect of deposits or advances of any kind;

     (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments;

     (c) all obligations of such Person upon which interest charges are customarily paid, except for trade payables;

     (d) all obligations of such Person under conditional sale or other title retention Agreements relating to property or assets purchased by such Person;

     (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than with respect to the purchase of personal property under standard commercial terms);

     (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed;

     (g) all guarantees by such Person of Indebtedness of others;

     (h) all obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property (or a combination thereof), which obligations would be required to be classified and accounted for as capital leases on a balance sheet of such Person prepared in accordance with GAAP;

     (i) all obligations of such Person (whether absolute or contingent) in respect of interest rate swap or protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements; and

     (j) all obligations of such Person as an account party in respect of letters of credit and bankers' acceptances.

     The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner.

     "Initial Business Plan" means the initial business plan of the Company as agreed to and adopted by the members concurrently with the execution of the Master Agreement.

     "License Agreement" means the Patent Cross License Agreement dated July 30, 1997 by and between Toshiba and SanDisk.

     "Lien" means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge OR security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset and (c) in the case of securities, any purchase option, call or similar right with respect to such securities.

     Any reference to any event, change or effect being "material" with respect to any Person means an event, change or effect which is or, insofar as reasonably can be foreseen, will be material to the condition (financial or otherwise), properties, assets, liabilities, capitalization, licenses, businesses, operations or prospects of such Person and, in the case of the Company, the capital accounts of the members or the ability of the Company to carry out its then current Business Plan.

     "Master Agreement" means the Master Agreement dated as of May 9, 2000 by and among Toshiba, SENA and SanDisK.

     "Member" means, in the case of the Company, each of SENA and SanDisk, and any other Person who becomes a member in the Company in accordance with the terms of the Operating Agreement.

     "Membership Interest" means a Member's aggregate rights in the Company, including the Member's right to a share of the profits and losses of the Company, the right to receive distributions from the Company and the right to vote and participate in the management of the Company.

     "Member Representative" means, with respect to the Company, a member of the Operating Committee appointed pursuant to Section 5.01(b) of the Operating Agreement.

     "Net Book Value" means, with respect to any Person, the total assets of such Person less the total liabilities of such Person, in each case as determined in accordance with GAAP.

     "Net Profits" and "Net Losses" means, subject to Section 7.02 of the Operating Agreement, the taxable income and tax loss of the Company for Federal income tax purposes for a given Fiscal Year, increased by the amount of any tax exempt income of the Company during such Fiscal Year and decreased by the amount of any Code Section 705(a)(2)(B) expenditures (within the meaning of Treasury Regulation Section 1.704-1(b)(2)(iv)(i)) of the Company during such Fiscal Year; PROVIDED, HOWEVER, that, in the case of Section 704(c) Property, depreciation for each Fiscal Year shall be an amount equal to (I) the basis recovered for such Fiscal Year under the rules prescribed by Regulation Section 1.704-3(d) if the remedial method is adopted with respect to such Section 704(c) Property and
(II) in all other cases, (x) the depreciation for Federal income tax purposes with respect to such Section 704(c) Property for such Fiscal Year multiplied by
(y) a fraction (i) the numerator of which is the fair market value of such
Section 704(c) Property on the date of contribution or revaluation and (ii) the denominator of which is the basis of such Section 704(c) Property on the date of contribution or revaluation for Federal income tax purposes; and PROVIDED FURTHER, HOWEVER, that if the basis of such Section 704(c) Property for Federal income tax purposes is zero, depreciation for each Fiscal Year shall be computed under any reasonable method in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(G)(3) that is approved by both Members.

To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in complete liquidation of a Member's interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Profits or Net Losses.

     "Operating Agreement" means the Operating Agreement dated as of the Closing Date between SanDisk and SENA.

     "Operating Committee" means the management committee of the Company established pursuant to Section 5.01(a) OF the Operating Agreement.

     "Operative Documents" means the Operating Agreement, the Master Agreement, the Amendment to Patent License Agreement, the Articles, the Yokkaichi Foundry Agreement, the Environmental Indemnity Agreement, the Common R&D and Participation Agreement, the Product Development Agreement and, when executed, the DSC Foundry Agreement.

     "Parent" means Toshiba and SanDisk and each of them.

     "Percentage" means, with respect to SENA, 50.1%, and with respect to SanDisk, 49.9%; PROVIDED, HOWEVER, if either Member transfers its entire Membership Interest to any Affiliate in accordance with the Operating Agreement, its Percentage shall be 0% and such Affiliate transferee shall receive the entire Percentage of the transferring Member.

     "Permitted Liens" means (a) the rights and interests of the Company, either Member or any Affiliate of any such Person as provided in the Operative Documents; and (b) Liens for Taxes which are not due and payable or which may after contest be paid without penalty or which are being contested in good faith and by appropriate proceedings and so long as such proceedings shall not involve any substantial risk of the sale, forfeiture or loss of any part of any relevant asset or title thereto or any interest therein.

     "Person" means any individual, firm, company, corporation, limited liability company, unincorporated association, partnership, trust, joint venture, Governmental Authority or other entity, and shall include any successor (by merger or otherwise) of such entity.

     "Purchase and Supply Agreement" means that certain Purchase and Supply Agreement to be entered into in connection with the Master Agreement, by and among the Company, SENA and SanDisk.

     "SanDisk" means SanDisk Corporation, a Delaware corporation.

     "Seconded Employee" means an individual who was originally an employee of a Member or any of its Affiliates and who was assigned to the Company or any of its Subsidiaries by such Member or such Affiliate at the request of such Member as contemplated by Section 7.07 of the Master Agreement.

     "Section 704(c) Property" means any property contributed to the Company that has a tax basis for Federal income tax purposes on the date of its contribution that differs from its fair market value on such date and any Company property that is revalued pursuant to Section 7.01(b) of the Operating Agreement. For purposes of calculating Net Profits or Net Losses arising from any Capital Transaction involving Section 704(c) Property, the basis of such
Section 704(c) Property shall be deemed to be its fair market value on the date of contribution or revaluation less the accumulated depreciation (calculated in accordance with the provisos to the definition of Net Profits and Net Losses) arising after that date with respect to such Section 704(c) Property.

     "SENA" means Semiconductor North America, Inc., a Delaware corporation.

     "Subsidiary" of any Person means any other Person:

     (i) more than 50% of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or

     (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture or unincorporated association), but more than 50% of whose ownership interest representing the right to make decisions (equivalent to those generally reserved for the board of directors of a corporation) for such other Person is, now or hereafter owned or controlled, directly or indirectly, by such Person, but such other Person shall be deemed to be a Subsidiary only so long as such ownership or control exists; PROVIDED, HOWEVER, that the term Subsidiary as used in any Operative Document, when used in relation to a Member or any of its Affiliates, shall not include the Company or any of its Subsidiaries.

     "Tax" or "Taxes" means all United States or Japanese Federal, state, local or other political subdivision and foreign taxes, assessments and other governmental charges, including (a) taxes based upon or measured by gross receipts, income, profits, sales, use or occupation and (b) value added, ad valorem, transfer, franchise, withholding, payroll, employment, excise or property taxes, together with (c) all interest, penalties and additions imposed with respect to such amounts and (d) any obligations under any agreements or arrangements with any other Person with respect to such amounts.

     "Toshiba" means Toshiba Corporation, a Japanese corporation.

     "Transfer" means any transfer, sale, assignment, conveyance, creation (whether or not voluntary) of any Lien (other than a Permitted Lien), or other disposal or delivery, including by dividend or distribution, whether made directly or indirectly, voluntarily or involuntarily, absolutely or conditionally, or by operation of law or otherwise.

     "Unique Activities" means production activities of the Company at the request of either Member to (i) implement changes in the manufacturing processes to be employed for Products to be manufactured for such Member (or its Affiliates) that are not agreed to by the other Member, (ii) commence manufacturing other Products for the requesting Member (or its Affiliates) that the other Member does not desire to have manufactured for it and which require a change in manufacturing processes or in the utilization of the Facility or production resources, or (iii) implement any other change in its operations in order to manufacture Products specifically for the requesting Member (or its Affiliates).

     "Yokkaichi" means Toshiba's manufacturing facility located at Yokkaichi, Japan.

     "Yokkaichi Foundry Agreement" means the Foundry Agreement dated as of May 9, 2000 between Toshiba and SanDisk Limited (Japan).

                                   ARTICLE II

                RULES OF CONSTRUCTION AND DOCUMENTARY CONVENTIONS

     SECTION 2.01 AMENDMENT AND WAIVER. (a) No amendment to or waiver of any agreement or instrument incorporating these Rules of Construction and Documentary Conventions shall be effective unless it shall be in writing, identify with specificity the provisions of the applicable agreement or instrument that are thereby amended or waived and be signed by each party thereto. Any failure of a party to comply with any obligation, covenant, agreement or condition contained in such agreement or instrument may be waived by the party entitled to the benefits thereof only by a written instrument duly executed and delivered by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure of compliance.

     SECTION 2.02 SEVERABILITY. If any provision of any agreement or instrument incorporating these Rules of Construction and Documentary Conventions or the application of any such provision is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of such agreement or instrument (except as may be expressly provided in such agreement or instrument) or invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties waive any provision of law that renders any provision of such agreement or instrument invalid, illegal or unenforceable in any respect. The parties shall, to the extent lawful and practicable, use their reasonable efforts to enter into arrangements to reinstate the intended benefits, net of the intended burdens, of any such provision held invalid, illegal or unenforceable. If the intent of the parties for entering into the Operative Documents, considered as a single transaction, cannot be preserved, the Operative Documents shall either be renegotiated or terminated.

     SECTION 2.03 SURVIVAL. Except as may otherwise be specifically provided in any agreement or instrument incorporating these Rules of Construction and Documentary conventions, all covenants, agreements, representations and warranties of the parties made in or pursuant to such agreement or instrument shall survive the execution and delivery of such agreement or instrument and the closing of the transactions contemplated thereby, notwithstanding any investigation by or on behalf of any party. Further, the provisions set forth in
Article II hereof shall survive and shall apply with respect to any terminated agreement which incorporated these Rules of Construction and Documentary Conventions.

     SECTION 2.04 ASSIGNMENT. Except as may otherwise be specifically provided in any agreement or instrument incorporating these Rules of Construction and Documentary Conventions, a party thereto shall not transfer, or grant or permit to exist any Lien (except Permitted Liens) on, such agreement or instrument or any of its rights thereunder (except for any transfer to an Affiliate or in connection with a merger, consolidation or sale of all or substantially all the assets or the outstanding securities of such party, which transfer shall not require any consent of the other parties) without the prior written consent of each other party thereto (which consent may be withheld in each such other party's sole discretion), and any such purported transfer or Lien without such consent shall be void.

     SECTION 2.05 REMEDIES; FORCE MAJEURE. In no event will any party to any agreement or instrument incorporating these Rules of Construction and Documentary Conventions (except as may be otherwise expressly provided therein) be liable to another party thereto for special, indirect, punitive or incidental damages, lost profits, lost savings or any other consequential damages, even if such party has been advised of the possibility of such damages, resulting from the breach by it of any of its obligations thereunder or breach by it or any of its Affiliates of any of their respective obligations under any other Operative Document or from the use of any confidential or other information.

     (a) Except as may otherwise be specifically provided in any agreement or instrument incorporating these Rules of Construction and Documentary Conventions, the rights and remedies of the parties under such agreement or instrument are cumulative and are not exclusive of any rights or remedies which the parties would otherwise have. Equitable relief, including the remedies of specific performance and injunction, shall be available with respect to any actual or attempted breach of such agreement or instrument; PROVIDED, HOWEVER, in the absence of exigent circumstances, the parties shall refrain from commencing any lawsuit or seeking judicial relief in connection with such actual or attempted breach that is contemplated to be addressed by the dispute resolution process set forth in Section 10.03 of the Master Agreement until the parties have attempted to resolve the subject dispute by following said dispute resolution process to its conclusion.

     (b) If the due date for any amount required to be paid under an Operative Document incorporating these Rules of Construction and Documentary Conventions is not a Business Day, such amount shall be payable on the next succeeding Business Day; provided that if payment cannot be made due to the existence of a banking crisis or international payment embargo, such amount may be paid within the following 30 days. If due to the occurrence of an act of God, any party is prevented from providing training, technical assistance or other similar support required to be provided to the Company pursuant to any Operative Document incorporating these Rules of Construction and Documentary Conventions, such party shall have an additional 30 day period to make alternative arrangements to provide such support.

     SECTION 2.06 PARTIES IN INTEREST; LIMITATION ON RIGHTS OF OTHERS. Any agreement or instrument incorporating these Rules of Construction and Documentary Conventions shall be binding upon and inure to the benefit of the parties thereto and their permitted successors and assigns. Nothing in any such agreement or instrument, whether express or implied, shall give or be construed to give any Person (other than the parties thereto and their permitted successors and assigns) any legal or equitable right, remedy or claim under or in respect of such agreement or instrument, unless such Person is expressly stated in such agreement or instrument to be entitled to any such right, remedy or claim.

     SECTION 2.07 TABLE OF CONTENTS; HEADINGS. The Table of Contents and Article and Section headings to any agreement or instrument incorporating these Rules of Construction and Documentary Conventions are for convenience of reference only and shall not affect the construction of or be taken into consideration in interpreting any such agreement or instrument.

     SECTION 2.08 COUNTERPARTS; EFFECTIVENESS. Any agreement or instrument incorporating these Rules of Construction and Documentary Conventions may be executed by the parties thereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of which counterparts shall together constitute but one and the same contract. Any agreement or instrument incorporating these Rules of Construction and Documentary Conventions shall not become effective until one or more counterparts have been executed by each party thereto and delivered to the other parties thereto.

     SECTION 2.09 ENTIRE AGREEMENT. Any agreement or instrument incorporating these Rules of Construction and Documentary Conventions, together with the other Operative Documents and the Exhibits, Schedules, Appendices and Attachments thereto, any agreement entered into simultaneously therewith, the Initial Business Plan constitute the agreement of the parties to the Operative Documents with respect to the subject matter thereof and supersede all prior written and oral agreements and understandings with respect to such subject matter.

     SECTION 2.10 CONSTRUCTION. References in any agreement or instrument incorporating these Rules of Construction and Documentary Conventions to any gender include references to all genders, and references in any such agreement or instrument to the singular include references to the plural and vice versa. Unless the context otherwise requires, the term "party" when used in any such agreement or instrument means a party to such agreement or instrument. References in any such agreement or instrument to a party or other Person include their respective permitted successors and assigns. The words "include", "includes" and "including", when used in any such agreement or instrument, shall be deemed to be followed by the phrase "without limitation". Unless the context otherwise requires, references used in any such agreement or instrument to Articles, Sections, Exhibits, Schedules, Appendices and Attachments shall be deemed references to Articles and Sections of, and Exhibits, Schedules, Appendices and Attachments to, such agreement or instrument. Unless the context otherwise requires, the words "hereof", "hereby" and "herein" and words of similar meaning when used in any such agreement or instrument refer to such agreement or instrument in its entirety and not to any particular Article, Section or provision of such agreement or instrument. The terms and conditions of any such agreement or instrument shall be deemed to apply to any Subsidiary of the Company as though such entity were the Company except where such application would be manifestly inappropriate. Any reference to an Operative Document shall include such Operative Document as amended or supplemented from time to time in accordance with the provisions thereof.

     Section 2.11 OFFICIAL LANGUAGE. The official language of any agreement incorporating these Rules of Construction is the English language only, which language shall be controlling in all respects, and all versions of any such agreement in any other language shall not be binding on the parties thereto or nor shall such other versions be admissible in any legal proceeding, including arbitration, brought under such agreement. All communications and notices to be made or given pursuant to any such agreement shall be in the English language.

     Section 2.12 GOVERNING LAW. Any agreement incorporating these Rules of Construction shall be governed and construed as to all matters including validity, construction and performance by and under the substantive laws of the State of California.

     SECTION 2.13 WAIVER OF JURY TRIAL AND CERTAIN DAMAGES. Each party to any Operative Document incorporating these Rules of Construction and Documentary Conventions waives, to the fullest extent permitted by applicable law, (i) any right it may have to a trial by jury in respect of any action, suit or proceeding arising out of or relating to any Operative Document and (ii) absent fraud, any right it may have to receive damages or indemnification from any other party to any Operative Document in respect of any act, omission or event relating to such Operative Document or the transactions contemplated by the Operative Documents based on any theory of liability for any special, indirect, consequential or punitive damages. Each party to any such agreement or instrument (x) certifies that no representative, agent or attorney of another party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (y) acknowledges that it has been induced to enter into such agreement or instrument by, among other things, the mutual waivers and certifications set forth above in this Section 2.12

     SECTION 2.14 ARBITRATION. Each party to any agreement or instrument incorporating these Rules of Construction and Documentary Conventions hereby agrees to adhere to the dispute resolution procedures described in Section 10.03 of the Master Agreement with respect to any disputes, grievances or actions arising thereunder.

     SECTION 2.15 NOTICES. All notices and other communications to be given to any party under any agreement or instrument incorporating these Rules of Construction and Documentary Conventions shall be in writing and any notice shall be deemed received when delivered by hand, courier or overnight delivery service, or by facsimile (if confirmed within two Business Days by delivery of a copy by hand, courier or overnight delivery service), or five days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid and shall be directed to the address of such party specified below (or at such other address as such party shall designate by like notice):

     (a) If to SanDisk:

             SanDisk Corporation
             140 Caspian Court
             Sunnyvale, CA  94089
             Telephone: (408) 542-0555
             Facsimile: (408) 542-0600
             Attention: President and CEO

             With a copy to:

             SanDisk Corporation
             140 Caspian Court
             Sunnyvale, CA  94089
             Telephone: (408) 548-0208
             Facsimile: (408) 548-0385

             Vice President and General Counsel

     (b) If to Toshiba:

             Toshiba Corporation
             Semiconductor Company
             1-1 Shibaura 1-Chome
             Minato-Ku, Tokyo 105-8001 Japan
             Telephone:       011 81 3 3457 3378
             Facsimile:       011 81 3 5444 9339
             Attention of President

             With a copy to:

             Toshiba Corporation
             Semiconductor Company
             Legal Affairs and Contracts Division
             1-1 Shibaura 1-Chome
             Minato-Ku, Tokyo 105-8001 Japan
             Telephone:       011-81-3-3457-3452
             Facsimile:       011-81-3-5444-9342
             Attention of General Manager

     (c) If to the Company:

             FlashVision, L.L.C.
             9600 Godwin Drive
             Manassas, Virginia 20110
             Telephone: (703) 396-1095
             Facsimile: (703) 396-1075
             Attention of: President

             With a copy to:

             SanDisk Corporation
             140 Caspian Court
             Sunnyvale, CA  94089
             Telephone: (408) 542-0510
             Facsimile: (408) 542-0640
             Attention: General Manager, NAND Division

             And

             Toshiba Corporation
             Semiconductor Company
             Legal Affairs and Contracts Division
             1-1 Shibaura 1-Chome
             Minato-Ku, Tokyo 105-8001 Japan
             Telephone:       011-81-3-3457-3452
             Facsimile:       011-81-3-5444-9342
             Attention of General Manager

     (d) If to SENA:

             Semiconductor of North America, Inc.
             9775 Toledo Way
             P.O. Box 19785
             Irvine, California 92718-1811
             Telephone:       (714) 455-2000
             Facsimile:       (714) 586-9741
             Attention of President


     SECTION 2.16 DEFINITIONS. The definitions set forth in Article I of this Appendix A shall apply to this Article II.

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